UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

CHIQUITA BRANDS INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

__________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2007

__________________________________

Dear Shareholder:

It is my pleasure to invite you to attend the 2007 Annual Meeting of Shareholders of Chiquita Brands International, Inc.

The meeting will be held in the Continental Room of the Hilton Cincinnati Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on May 24, 2007. At the meeting, you will be asked to:

(1)	Elect seven directors;

(2)	Ratify the appointment of independent auditors; and

(3)	Consider any other matters that may properly be brought before the meeting.

Your vote is important. Whether or not you attend the meeting in person, I urge you to vote as soon as possible. You may either follow the instructions on the enclosed proxy card for Internet voting and telephone voting or vote, sign, date and return the proxy card by mail. Thank you for participating in this important process and voting your proxy promptly.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Fernando Aguirre

Fernando Aguirre
Chairman, President and
Chief Executive Officer

Cincinnati, Ohio

April 23, 2007

PROXY STATEMENT

CHIQUITA BRANDS INTERNATIONAL, INC.

Annual Meeting of Shareholders

May 24, 2007

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE

We are sending you this proxy statement and the enclosed proxy card because Chiquita’s Board of Directors is soliciting your proxy to vote your shares at the 2007 Annual Meeting. At the meeting, shareholders will be asked to elect seven directors; to ratify the appointment of the company’s auditors; and to consider any other matters that may properly be brought before the meeting. You are invited to attend the meeting where you may vote your shares directly. However, whether or not you attend the meeting, you may vote by proxy as described on the next page.

We expect to begin mailing these proxy materials on or about April 27, 2007 to shareholders of record at the close of business on April 6, 2007 (the “Record Date”).

Who Can Vote

Only holders of record of common stock at the close of business on the Record Date are entitled to vote at the meeting. On the Record Date, there were 42,446,770 shares of common stock outstanding and entitled to vote. Each share of common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.

Shares Held in “Street Name” -- If your shares were held in the name of your broker, bank or other nominee on the Record Date, the nominee should be contacting you to seek your instructions on how to vote. If you do not instruct your nominee before the Annual Meeting how you wish to vote, then under New York Stock Exchange rules, the nominee has discretionary authority to vote your shares on the election of directors and the ratification of the appointment of the company’s independent auditors. If a nominee does not have discretionary voting authority on a matter, the nominee is not permitted to vote on that matter unless it receives voting instructions from you. THEREFORE, YOUR PERSONAL VOTE IS VERY IMPORTANT. WE URGE YOU TO PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS PROMPTLY.

Quorum Requirement

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (21,223,386 shares) are present in person or by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

How to Vote Your Shares Held of Record

If you are a shareholder of record, you can vote before or at the Annual Meeting on the matters to be presented in any of the four ways described below. If you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the enclosed proxy card (the “management proxies”) to vote your shares in the manner you direct.

•	By Internet -- You may vote on the Internet at www.eproxy.com/cqb. The enclosed proxy card describes how to do this. Internet voting will close at 1:00 p.m., Eastern Time, on May 23, 2007.

•

By Telephone – In the U.S. and Canada, you may vote by calling 1-800-560-1965 (toll free). The enclosed proxy card describes how to do this. Telephone voting will close at 1:00 p.m., Eastern Time, on May 23, 2007.

•	By Mail -- You may vote by completing, signing, dating and returning the enclosed proxy card. This proxy card must be received by the close of business on May 23, 2007.

•	In Person -- You may come to the Annual Meeting and cast your vote there.

Voting Authority of Management Proxies

If you vote by proxy, the management proxies will vote as directed by you. If you send in a properly executed proxy card without specific voting instructions, your shares represented by the proxy will be voted as recommended by the Board of Directors, namely:

•	FOR the election of all seven nominees for director
•	FOR the ratification of the appointment of the company’s independent auditors

Other Business -- We are not aware of any other matter that is expected to be acted on at the meeting.

How to Change or Revoke Your Proxy Vote

If you give Internet or telephone voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time provided that your instructions are received before voting closes for the method you select. You may change or revoke your vote in any of the following ways:

•	give new voting instructions on the Internet, by telephone or by mailing a proxy card with a later date;

•	notify Chiquita’s Corporate Secretary in writing at the address listed at the back of this proxy statement that you have revoked your proxy; or

•	vote in person at the Annual Meeting.

You may use any method to change your vote, regardless of the method used previously to submit your vote. The proxy tabulator will count only the most recent vote received.

How to Vote Shares Held in Chiquita’s Employee Benefit Plans

If you hold Chiquita common stock in one of the company’s employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan.

In the case of the Chiquita 401(k) Savings and Investment Plan (“401(k) Plan”) and the Chiquita Employee Stock Purchase Plan (“ESPP”), the Trustee will send you a voting instruction card, which will indicate the number of shares of Chiquita common stock credited to your plan account on the Record Date. If you provide voting instructions, the Trustee will vote the shares as you direct. If you do not provide voting instructions, the terms of the plans require the Trustees to vote as described below:

•	Shares in the 401(k) Plan for which no instructions are received will be voted in the same proportion as the shares in the 401(k) Plan for which voting instructions are received.

•	Shares in the ESPP for which no instructions are received will not be voted.

In accordance with the terms of the Chiquita Tropical Retirement Savings Plan, the Trustee will vote all shares held in that Plan without instructions from participants.

No voting rights attach to restricted shares granted under the Chiquita Stock and Incentive Plan (the “Stock Plan”) that have been granted but are not yet vested and issued.

Method and Cost of Soliciting Proxies

We have asked banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to beneficial owners and obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. We also have retained Georgeson Inc., a proxy solicitation firm, to assist us in the distribution of proxy material and solicitation of proxies. We have agreed to pay them a fee of $6,500 plus out-of-pocket expenses. Proxies also may be solicited by Chiquita’s management, without additional compensation, through the mail, in person, or by telephone or electronic means.

Admission to the Meeting

Admission to the meeting will be limited to Chiquita shareholders of record, persons holding proxies from Chiquita shareholders and beneficial owners of Chiquita common stock. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker or a bank, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You also may send proof of ownership to Chiquita’s Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 prior to the meeting and we will send you an admittance card.

Business to be Brought Before the Meeting

Under Chiquita’s Certificate of Incorporation, a shareholder can propose a matter for consideration at the Annual Meeting only if the shareholder properly notified Chiquita of the matter by March 26, 2007. Because Chiquita did not receive any such notices by that date, no matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA’S PRINCIPAL SHAREHOLDERS

The following table lists all the persons who were known, on the Record Date, to be beneficial owners of five percent or more of Chiquita’s common stock, its only voting security, based upon 42,446,770 shares outstanding as of that date.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership
	Common Stock
	Shares	Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	6,320,377(2)	14.89%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,739,276(3)	6.45%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	2,353,169(4)	5.54%

(1)

“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. Shares are “beneficially owned” if a person has or shares the power (a) to vote them or direct their vote or (b) to sell them or direct their sale, even if the person has no financial interest in the shares. Also, shares that a person has the right to acquire within 60 days are considered to be “beneficially owned.”

(2)

This information is based on a Schedule 13G amendment filed with the SEC on February 14, 2007 that reported the sole power to vote or direct the vote of 181,133 shares and the sole power to dispose or direct the disposition of 6,320,377 shares. According to the filing, Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management & Research Company (“Fidelity”) and other related funds, each has sole power to dispose of the 6,233,477 shares owned by the funds and specifically (i) Fidelity, which acts as investment adviser to various investment companies, beneficially owns 6,233,477 shares, (ii) Pyramis Global Advisors Trust Company (“PGATC”), an indirect bank subsidiary of FMR Corp., which serves as investment manager of institutional accounts, beneficially owns 85,500 shares, (iii) Fidelity International Limited beneficially owns 1,400 shares, (iv) Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over and sole power to vote or direct the voting of 85,500 shares and (v) Edward C. Johnson 3d, certain funds and FMR Corp., through its control of Fidelity, each has sole power to dispose of 6,233,477 shares, but the sole power to vote or direct the voting of shares owned directly by the funds resides with the funds’ board of trustees.

(3)

This information is based on a Schedule 13G amendment filed with the SEC on February 9, 2007 in which Dimensional Fund Advisors LP, an investment adviser to four investment companies and investment manager to certain other commingled group trusts and separate accounts, reported that it has sole power to vote and direct the vote and sole power to dispose and direct the disposition of 2,739,276 shares and that it disclaims beneficial ownership of such shares, all of which were reported as owned by the foregoing investment companies, group trusts and separate accounts.

(4)

This information is based on a Schedule 13G filed with the SEC on January 25, 2007 in which Wells Fargo & Company, for itself and as parent holding company of Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, which are registered investment advisers for accounts holding Chiquita shares, Wells Fargo Bank, National Association, which holds Chiquita shares in a fiduciary capacity for customers, and Wells Fargo Investments, LLC, which holds Chiquita shares in a broker dealer capacity, reported that it has sole power to vote or direct the vote of 528,617 shares, sole power to dispose or direct the disposition of 600,538 shares and shared power to dispose or direct the disposition of 1,705,252 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of common stock beneficially owned as of the Record Date by each director, by each person named in the Summary Compensation Table and by all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares (1)		Percent of Class
Fernando Aguirre	375,440	(2) (3)	*
Morten Arntzen	80,630	(2) (4)	*
Robert W. Fisher	68,739	(2) (4)	*
James Gallagher	28,024	(5)	*
Clare M. Hasler	7,795	(3)	*
Roderick M. Hills	80,712	(2) (4) (6)	*
Durk I. Jager	92,169	(2) (4)	*
Robert F. Kistinger	550,306	(2) (3) (7)	1.3%
Robert W. Olson	311,840	(8)	*
Jaime Serra	65,372	(2) (4)	*
Steven P. Stanbrook	68,128	(2) (4)	*
Tanios Viviani	29,968	(3)	*
Jeffrey M. Zalla	104,121	(2) (3) (7)	*
All current directors and executive officers as a group (17 persons)	1,646,484	(2)(3)(7)	4.5%

* Less than 1% of outstanding shares.

(1)	Unless otherwise noted, each person has full voting and investment power over the shares listed.

(2)

Includes shares that may be acquired through the exercise of stock options within 60 days of April 6, 2007 in the following amounts: Mr. Aguirre, 243,750 shares; Mr. Arntzen, 50,000 shares; Mr. Fisher, 50,000 shares; Mr. Hills, 50,000 shares; Mr. Jager, 50,000 shares; Mr. Kistinger, 450,000 shares; Mr. Serra, 50,000 shares; Mr. Stanbrook, 50,000 shares; Mr. Zalla, 75,000 shares; and all directors and executive officers as a group, 1,141,250 shares.

(3)

Does not include restricted stock that will vest more than 60 days after April 6, 2007 in the following amounts: Mr. Aguirre, 200,000 shares; Dr. Hasler, 6,666 shares; Mr. Kistinger, 59,540 shares; Mr. Viviani, 45,710 shares; Mr. Zalla, 29,446 shares; and all directors and executive officers as a group, 348,549 shares.

(4)

Includes 12,500 shares of restricted stock granted to each of Messrs. Arntzen, Fisher and Hills, 10,000 shares granted to each of Messrs. Jager, Serra and Stanbrook and 2,500 shares granted to Dr. Hasler, that are deliverable when the recipient ceases to be a non-employee director. Also includes, for the following directors, the following number of whole shares held as of the Record Date under the Directors Deferred Compensation Program: Mr. Arntzen, 9,256 shares; and Mr. Jager, 11,478 shares.

(5)

Includes 25,300 shares issuable upon the exercise of warrants to purchase Chiquita common stock; 2,021 shares held in the 401(k) Plan as of December 31, 2006; and 703 shares held in the ESPP as of December 31, 2006. Mr. Gallagher’s ownership of these Chiquita securities is reported as of February 19, 2007, the date he resigned from his position at Chiquita. These securities are not included in the number of securities owned by all current directors and executive officers as a group.

(6)	Includes 3,685 shares held by a family partnership and 1,600 shares held in Mr. Hills’ account for the benefit of a relative, over all of which Mr. Hills has sole voting and dispositive power.

(7)

Includes the following number of shares issuable upon the exercise of warrants to purchase Chiquita common stock: Mr. Kistinger, 3,806 shares; Mr. Zalla, 1,110 shares; and all directors and executive officers as a group, 6,917 shares.

(8)

Ownership of Chiquita securities is reported as of August 31, 2006, Mr. Olson’s retirement date. Includes 25,196 shares owned directly; 225,000 shares that may be acquired through the exercise of stock options that vested prior to his retirement date; 59,639 shares of restricted stock that vested on Mr. Olson’s retirement date and were issued on March 1, 2007; 80 shares held in the 401(k) Plan; and 1,925 shares issuable upon the exercise of warrants to purchase Chiquita common stock. These securities are not included in the number of securities owned by all current directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Chiquita’s executive officers and directors and persons who own more than 10% of any class of its equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of Chiquita equity securities. These persons must also provide Chiquita with copies of these reports when filed. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, Chiquita believes that all Section 16(a) filing requirements were complied with during and for 2006.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently is comprised of eight members. All existing directors have been nominated by the Board of Directors for election at the Annual Meeting except Roderick M. Hills. Mr. Hills, age 76, has informed the Board that he will retire from service on the Board effective on May 24, 2007 and prior to the Annual Meeting. The Board, acting pursuant to authority granted to it under the company’s Certificate of Incorporation has unanimously voted to reduce the size of the Board to seven members upon the effectiveness of his retirement. Each of these nominees has consented to being named in this proxy statement and has agreed to serve if elected. If you elect them, they will hold office until the next annual meeting and until their successors have been elected and qualified. No shareholder may vote for more than seven nominees. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Under Chiquita’s Certificate of Incorporation, a shareholder can make a nomination for director at the Annual Meeting only if the shareholder properly notified Chiquita of the proposed nomination by March 26, 2007. Because Chiquita did not receive notice of any nominations by that date, no nominations by shareholders may be considered at the Annual Meeting.

Information About Nominees For Director

The seven nominees for election as directors are as follows:

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

Fernando Aguirre Age 49 Director since January 2004	Executive (Chair)

Mr. Aguirre has been Chiquita’s President and Chief Executive Officer since January 2004 and its Chairman since May 2004. From July 2002 to January 2004 he served as President, Special Projects for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products, and from July 2000 to June 2002 he was President of the Global Feminine Care business unit of P&G. From July 1999 to June 2000 he was Vice President of P&G’s Global Snacks and U.S. Food Products business units. Prior to that, Mr. Aguirre had served P&G in various capacities since 1980. Mr. Aguirre is also a director of Coca-Cola Enterprises Inc.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

Morten Arntzen Age 52 Director since March 2002	Nominating & Governance (Chair); Audit; Executive

Mr. Arntzen has been President and Chief Executive Officer of Overseas Shipholding Group, Inc. (“OSG”), a company that owns and operates oceangoing vessels, since January 2004. From November 1997 until December 2003, he was Chief Executive Officer of American Marine Advisors, a merchant banking firm focused on the global shipping industry. Mr. Arntzen is also a director of OSG.

Robert W. Fisher Age 69 Director since March 2002	Audit; Compensation & Organization Development; Executive

Mr. Fisher served as Chiquita’s Acting Chief Operating Officer from March 2002 to August 2002. Since 1998, he has been a private investor. From 1991 to 1993 and from 1996 to 1998, Mr. Fisher served as Chief Operating Officer of The Noboa Group’s banana operations. He was President and a director of Geest Banana Company from 1993 to 1995. Prior to joining The Noboa Group, Mr. Fisher spent 25 years at Dole Food Company, including the last four years as its President.

Clare M. Hasler Age 49 Director since October 2005	Compensation & Organization Development

Dr. Hasler has been Executive Director of the Robert Mondavi Institute for Wine and Food Science at the University of California, Davis since February 2004. From January 1997 to January 2004 she was assistant professor in the Department of Food Science and Human Nutrition at the University of Illinois at Urbana-Champaign. Dr. Hasler also served from July 2000 to January 2003 as the Associate Director of Outreach and Industry Relations for the Functional Foods for Health Program at the University of Illinois. Dr. Hasler holds a dual doctoral degree in environmental toxicology and human nutrition.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

Durk I. Jager Age 63 Director since December 2002	Audit; Nominating & Governance

Mr. Jager has been a private investor and consultant since July 2000. He was Chairman of the Board of P&G from September 1999 to July 2000 and was P&G’s Chief Executive Officer from January 1999 until July 2000. Mr. Jager served P&G as President from 1995 to July 2000, and in various other capacities from 1970 to 1995. Mr. Jager is also a director of Eastman Kodak Company and Polycom, Inc., a member of the Supervisory Board of Royal KPN and chairman of the supervisory board of Royal Wessanen NV.

Jaime Serra Age 56 Director since January 2003	Compensation & Organization Development; Nominating & Governance

Mr. Serra has been senior partner of Serra Associates International, a consulting firm in law and economics based in Mexico City, since 1996. Prior to forming Serra Associates, Mr. Serra served as Mexico’s Secretary of Finance during 1994 and Secretary of Trade and Industry from 1988 to 1994, during which time he was Mexico’s principal negotiator of the North American Free Trade Agreement. Mr. Serra is also a director of The Mexico Fund, Inc., Grupo Modelo, Vitro, S.A. de C.V. and Tenaris.

Steven P. Stanbrook Age 49 Director since December 2002	Compensation & Organization Development (Chair); Executive

Mr. Stanbrook has been President, Developing Markets Platform of S.C. Johnson & Son, Inc., a manufacturer of consumer products, since July 2006. Prior to that he was President-Asia and Americas, from January 2005 to July 2006. From January 2003 to December 2004 he was President, Asia and from 1996 to December 2002, Mr. Stanbrook was President of S.C. Johnson’s business in Europe, Africa and Near East. Prior to joining S.C. Johnson, Mr. Stanbrook was President - International of CompuServe, Inc. Prior to that he held various international management positions at Sara Lee Corporation, including President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook is also a director of Hewitt Associates, Inc.

Vote Required to Elect Directors

The seven nominees who receive the highest number of votes cast (a plurality) will be elected as directors. There is no provision for cumulative voting in the election of directors. If you do not vote for a particular nominee, or if you indicate “withhold authority” to vote for a particular nominee, your vote will not count “for” the nominee; however, your vote will be counted for purposes of determining a quorum, as described on page 2.

Majority Voting Policy

In 2006 the company’s Board of Directors amended its Governance Standards and Policies to include a “majority vote policy.” Under this policy, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), not including shares that are not voted, is required to tender his or her resignation following certification of the shareholder vote.

The Nominating & Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating & Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable) in a report on Form 8-K furnished to the Securities and Exchange Commission.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating & Governance Committee recommendation or Board action regarding whether to accept the resignation offer, except as described in the last sentence of this paragraph. If all of the members of the Nominating & Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. If three or fewer directors did not receive a Majority Withheld Vote in the same election, then all directors may participate in the action regarding whether to accept the resignation offers.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

In accordance with its charter, the Audit Committee has selected Ernst & Young LLP, independent registered public accountants, to audit the company’s consolidated financial statements for the year 2007. Ernst & Young served as Chiquita’s independent auditors in 2006. In furtherance of corporate governance objectives, the company has chosen to submit the appointment of Ernst & Young for shareholder ratification.

In the event shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.

One or more representatives of Ernst & Young will be present at the meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young

The affirmative vote of the holders of a majority of the shares of common stock represented, in person or by proxy voting on the matter, and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young.

The Board of Directors recommends a vote “FOR” this proposal.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings and Attendance at Meetings

The Board of Directors has adopted Board governance standards and policies, which together with the charters of the Board committees, provide the framework for corporate governance at Chiquita. The company also has a Code of Conduct that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. Chiquita’s Board of Directors has four standing committees: Executive, Audit, Compensation & Organization Development and Nominating & Governance. Each committee, other than the Executive Committee, is comprised solely of directors who are “independent” as defined by NYSE rules. The Board has adopted a charter for each of the Audit Committee, the Compensation & Organization Development Committee and the Nominating & Governance Committee. The Board governance policies, Code of Conduct and committee charters are available on the company’s website at www.chiquita.com by clicking on “Investors” and “Governance.” You may request a copy of any of these documents to be mailed to you as described on page 49 of this proxy statement. Any amendments to, or waivers from, the Code of Conduct that apply to the company’s principal executive and financial officers will be posted on the company’s website. At the date of this proxy statement, no such waivers have been requested or granted.

New York Stock Exchange (“NYSE”) rules require a majority of the board of directors of a listed company to be “independent.” The Board has determined that the following directors are “independent” as defined by the NYSE: Mr. Arntzen, Mr. Fisher, Dr. Hasler, Mr. Jager, Mr. Serra and Mr. Stanbrook. This determination was based on categorical standards adopted by the Board that are consistent with the definition of “independent” contained in the NYSE rules. These standards are included as Appendix A to this proxy statement.

Mr. Jeffrey D. Benjamin served as an independent director of the Board and member of the Audit and Compensation & Organizational Development Committees during 2006 and through his resignation on February 6, 2007. Mr. Hills’ will retire from service on the Board and its committees on May 24, 2007 prior to the Annual Meeting.

Under the Board’s governance standards and policies, directors are expected to attend all scheduled Board and committee meetings. During 2006, the Board of Directors held eight meetings and took action by unanimous written consent three times. Each director serving on the Board of Directors in 2006 attended at least 75% of the meetings of the Board and of each committee on which he or she served.

The company’s non-management directors, all of whom are also currently independent directors, generally meet in conjunction with each regularly scheduled Board meeting in a separate “executive session.” The Chair of the Nominating & Governance Committee, currently Mr. Arntzen, presides at all of these sessions.

Directors are also expected to attend the Annual Meeting of Shareholders. Last year, eight of nine directors then serving on the Board attended the Annual Meeting.

Executive Committee

Under New Jersey law and Chiquita’s By-laws, the Executive Committee may exercise all of the authority of the Board of Directors except for the following: changing the By-laws; changing directors; removing officers; submitting matters to shareholders for their approval; and changing resolutions adopted by the Board which by their terms may be amended only by the Board. The current members of the Executive Committee are Mr. Aguirre (Chair), Mr. Arntzen, Mr. Fisher, Mr. Hills and Mr. Stanbrook. The Executive Committee did not meet or act during 2006.

Audit Committee

The current members of the Audit Committee are Mr. Hills (Chair), Mr. Arntzen, Mr. Fisher and Mr. Jager. The Board has determined that Mr. Hills is an “audit committee financial expert” as defined by SEC rules. Although not formally designated as such, at least one other member of the Audit Committee also meets these requirements.

The principal functions of the Audit Committee include:

•	appointing and replacing Chiquita’s independent auditors;
•	approving all fees and all audit and non-audit services of the independent auditors;
•	annually reviewing the independence of the independent auditors;
•	assessing annual audit results of the company;
•	periodically reassessing the effectiveness of the independent auditors;
•	reviewing Chiquita’s financial and accounting policies and its annual and quarterly financial statements;
•	reviewing the adequacy and effectiveness of Chiquita’s internal accounting controls and the internal audit function;
•	overseeing the company’s programs for compliance with laws, regulations and company policies;
•	considering any requests for waivers from the Code of Conduct for executive officers and directors (any such waivers being subject to Board approval); and
•	in connection with all of the foregoing, meeting with the independent auditors, internal auditors and Chiquita’s financial management.

During 2006, the Audit Committee held ten meetings.

The Audit Committee has furnished the following report for inclusion in this proxy statement.

Audit Committee Report for 2006

In addition to other activities, the Committee:

•	reviewed and discussed with management the company’s audited consolidated financial statements and management’s assessment of the company’s internal control over financial reporting for 2006;
•

discussed with Ernst & Young LLP, the company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (Communication with Audit Committees), including significant accounting policies, management’s judgments and accounting estimates, Ernst & Young’s judgments about the quality of the company’s accounting principles as applied in its financial reporting and Ernst & Young’s evaluation of the company’s internal control over financial reporting;

•

received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from the company and its subsidiaries, and discussed with Ernst & Young its independence;

•	reviewed the provision of non-audit services rendered to the company by Ernst & Young in 2006 and determined that the provision of such services was compatible with maintaining its independence; and
•	reviewed and discussed with management a quality assessment of Ernst & Young and its audit process and relationship with the company conducted by an independent consultant engaged by the Committee.

The Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management, to discuss the results of their examinations, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2006 be included in the company’s 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

April 4, 2007

Roderick M. Hills, Chair
Morten Arntzen
Robert W. Fisher
Durk I. Jager

Compensation & Organization Development Committee

The current members of the Compensation & Organization Development Committee (“Compensation Committee”) are Mr. Stanbrook (Chair), Mr. Fisher, Dr. Hasler and Mr. Serra. The principal functions of the Compensation Committee include:

•	evaluating the performance, and reviewing and approving all compensation, of Chiquita’s executive officers;
•	making recommendations to the Board with respect to incentive compensation and equity-based plans;
•	overseeing the company’s leadership and organization development, including succession planning; and
•	administering Chiquita’s Stock and Incentive Plan (the “Stock Plan”).

As is indicated above, the Compensation Committee is responsible for establishing the compensation of each of the company’s executive officers. Director compensation is established by the full Board, based upon recommendations of the Nominating & Governance Committee. The

Compensation Committee may delegate tasks to a subcommittee for any purpose and with such power and authority as it deems appropriate.

The Compensation Committee also may, and does, delegate to the CEO the authority to grant awards under the Stock Plan to key employees who are not executive officers. The company adopted Equity-Based Compensation Guidelines (“Equity Guidelines”) in November 2006. Under the Equity Guidelines, the CEO’s delegated authority is limited to a maximum of $250,000 in fair market value of restricted stock, or options to purchase 50,000 shares of common stock, to any person in a given year. The committee reviews the parameters of this delegated authority annually, and the CEO reports at least annually to the Compensation Committee on awards made pursuant to the delegated authority. Only the Compensation Committee may grant awards to, or make decisions regarding awards granted to, executive officers.

Mr. Aguirre makes recommendations to the Compensation Committee on all components of compensation for each of the executive officers (other than himself), and reviews bonus and equity award grants to employees at the level of manager and above based upon input from executive officers in charge of their respective business or functional units. Consistent with company-wide practices for two level approval of compensation, Mr. Aguirre approves the compensation of all of the direct reports to the executive officers. Mr. Aguirre also approves annual bonus award financial performance objectives for business unit level employees, none of whom are executive officers. The weighting of the objectives is determined by the Compensation Committee. Although Mr. Aguirre and company Human Resources and Legal Department representatives participate in Compensation Committee meetings upon invitation from the committee, actions with regard to CEO and executive officer compensation are generally discussed and decided after excusing any executive whose compensation is being discussed. A company Human Resources executive who is not an executive officer typically serves as secretary for meetings and is present for deliberations in that capacity.

The Compensation Committee generally meets in person at least five times a year at the time of the company’s regularly scheduled Board meetings, which usually take place in February, April, July, September and November. The Compensation Committee also meets telephonically and acts by written consent, as necessary and appropriate, in between its regularly scheduled meetings. Although the Compensation Committee has not adopted a mandatory calendar in order to maintain flexibility, the committee typically approves bonuses for the most recently completed year, sets salaries and annual bonus targets for the coming year, and sets targets for the upcoming Long-Term Incentive Program (“LTIP”) performance period in February, and typically approves restricted stock awards in the third calendar quarter of each year. During 2006, the Compensation Committee held six meetings and took action by unanimous written consent five times. The company’s new Equity Guidelines provide that, whenever reasonably feasible, the Compensation Committee should meet in person or by telephone conference call to approve equity-based awards, although actions by written consent also are acceptable. Unless a later date is specified, the date of grant of any award made by unanimous written consent is the date on which the last consent is received by the company’s Corporate Secretary.

Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant. In September 2003, the Compensation Committee engaged for an open-ended duration Deloitte Consulting LLP (“Deloitte”), an outside compensation consulting firm, to assist it in its evaluation of executive officer compensation. Deloitte assists the company and the committee by providing expertise and guidance regarding compensation and benefits matters on an as-needed basis. Deloitte has a working relationship with both Chiquita’s management and the Compensation Committee, but ultimately reports to the Compensation Committee. Upon invitation from the committee, representatives of Deloitte also attend and participate in Compensation Committee meetings to present Deloitte’s findings and recommendations. Deloitte’s role is to assist, inform and enhance the abilities of both senior management and the Compensation Committee to make decisions that ensure that the executive compensation programs are aligned both with Chiquita’s business strategies and with market practices.

During 2006, Deloitte assisted the Compensation Committee with evaluations of and recommendations regarding: (1) the peer group used for compensation benchmarking, (2) CEO compensation decisions, (3) management’s recommendations regarding proposed pay levels for other executive officers, and (4) the design of the annual and long-term incentive programs for 2006 and 2007. Deloitte also reviewed with the Compensation Committee trends and emerging issues in executive compensation. Deloitte met with the committee in executive sessions and worked closely with the Compensation Committee Chairman in preparation for each meeting.

The Compensation & Organization Development Committee has furnished the following report for inclusion in this proxy statement.

Compensation Committee Report

The undersigned comprise the members of the Compensation & Organization Development Committee of the company’s Board of Directors. The Committee was responsible for reviewing the performance and establishing the individual compensation for 2006 of the company’s executive officers, including those named in the Summary Compensation Table.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Chiquita’s 2007 Annual Meeting of Shareholders.

April 4, 2007

Steven P. Stanbrook (Chair)
Robert W. Fisher
Clare M. Hasler
Jaime Serra

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Mr. Arntzen (Chair), Mr. Hills, Mr. Jager and Mr. Serra. The principal functions of the Nominating & Governance Committee include:

•	identifying and recommending to the Board of Directors qualified candidates to fill vacancies on the Board;
•	recommending to the Board candidates to be nominated for election as directors at annual meetings of shareholders;
•	identifying, if requested by the Board, potential candidates for the position of Chief Executive Officer;
•	recommending to the Board the members of each committee of the Board;
•	reviewing and reassessing, at least annually, the Board’s governance policies;
•	overseeing the annual evaluations of the Board and its committees;

•	reviewing and making recommendations to the Board regarding director compensation; and
•	reviewing public policy matters of importance to the company’s stakeholders, including oversight of the company’s corporate responsibility program.

During 2006, the Nominating & Governance Committee held four meetings.

As required by its charter, the Nominating & Governance Committee reviews and makes recommendations to the Board of Directors regarding director compensation. The full Board of Directors approves all director compensation and changes in director compensation. At the request of the Compensation Committee, in November 2006 Deloitte researched trends in board compensation and the relative level of compensation paid to Chiquita directors as compared to the market. These findings were shared with the Nominating & Governance Committee. Based on the data reviewed, the Nominating & Governance Committee recommended, and the Board of Directors approved, changes in director compensation for 2007 as described below in “Compensation of Directors.”

The Nominating & Governance Committee will consider shareholder suggestions and recommendations of nominees for director. Recommendations may be submitted to the Nominating & Governance Committee, c/o Corporate Secretary of Chiquita, 250 East Fifth Street, Cincinnati, Ohio 45202. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of his or her ownership of common stock, including the number of shares owned and the length of time of ownership; and

•

the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company, and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

Recommendations received by the Corporate Secretary’s office by December 31 of any year will be considered by the Committee at a regular meeting in the following year, preceding the mailing of proxy materials to shareholders for that year’s annual meeting. The company did not receive any recommendations from shareholders during 2006.

In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Board and the Nominating & Governance Committee believe that the minimum qualifications (whether recommended by a shareholder, management or the Board) for serving as a director of the company are that a nominee:

•	demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the company; and

•	have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Whenever a specific need or opportunity to add an additional director arises, the Board will approve any additional criteria for the committee to use in evaluating potential candidates.

In addition to considering candidates recommended by shareholders, the Nominating & Governance Committee identifies potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. The Nominating & Governance Committee may, and from time to time does, engage firms that specialize in identifying director candidates. Once an individual has been identified by the Nominating & Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the individual and, if the committee determines that the candidate warrants further consideration, may contact the individual to ascertain his or her interest in potential service on the Board. Generally, if the individual expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the individual qualifications, particularly in light of other candidates the committee may be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may contact one or more references provided by the candidate or other persons who may have first-hand knowledge of the candidate’s accomplishments.

Communicating with the Board of Directors or with Individual Directors

The Board has established a process to receive communications from security holders and other interested parties. You may contact the Board or any management or non-management director, including the Chairman of the Nominating & Governance Committee (currently Mr. Arntzen), who presides at meetings of non-management directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title. All such correspondence should be sent “c/o General Counsel” by mail to Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202 or by fax at (513) 564-2857. You may also send an e-mail to boardofdirectors@chiquita.com and, if applicable, specify in the text of the e-mail whether it should be directed only to certain directors (such as independent directors) or members of certain committees.

All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotion of a product or service or patently offensive will be forwarded promptly to the addressee(s), but any communication will be available to any non-management director who requests it.

COMPENSATION OF DIRECTORS

In 2006 we provided the following annual compensation to our non-employee directors:

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	All Other Compensation ($) (5)	Total ($)

(a)	(b)	(c)	(g)	(h)
Morten Arntzen	35,000	64,918	1,867	101,785
Jeffrey Benjamin	25,000	64,918	1,573	91,491
Robert W. Fisher	25,000	64,918	--	89,918
Clare M. Hasler	25,000	89,893	--	114,893
Roderick M. Hills	45,000	64,918	--	109,918
Durk I. Jager	25,000	64,918	2,953	92,871
Jaime Serra	25,000	64,918	--	89,918
Steven P. Stanbrook	35,000	64,918	630	100,548

(1)

The following directors deferred 2006 cash compensation into their Directors Deferred Compensation Program (“DDCP”) accounts. See “Directors Deferred Compensation Program” below for information regarding the DDCP.

Name	Cash Deferred into Cash Account ($)	Cash Deferred into Common Stock Unit Account ($)	Common Stock Units Acquired from Cash Deferral (#)
Mr. Arntzen	17,500	17,500	1,179
Mr. Benjamin	25,000	0	0
Mr. Jager	0	25,000	1,685

(2)

Represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) and includes amounts from awards granted both in and prior to 2006. For services rendered in 2006, each director received (a) an aggregate of $25,000 in stock compensation, paid quarterly with grant date fair values of $16.93 for first quarter (resulting in 369 shares); $13.60 for second quarter (460 shares); $13.46 for third quarter (464 shares); and $15.97 for fourth quarter (391 shares) and (b) 2,500 shares of restricted stock with a grant date fair value of $15.97 per share, or $39,925. Dr. Hasler vested in 3,334 shares of restricted stock during 2006.

(3)	At December 31, 2006, the aggregate numbers of stock options and restricted stock awards outstanding for each director were as follows:

Name	Stock Options (#)	Restricted Stock (#)
Mr. Arntzen	50,000	12,500
Mr. Benjamin	50,000	12,500
Mr. Fisher	50,000	12,500
Dr. Hasler	--	9,166
Mr. Hills	50,000	12,500
Mr. Jager	50,000	10,000
Mr. Serra	50,000	10,000
Mr. Stanbrook	50,000	10,000

All stock options are fully vested and have been fully expensed; exercise prices range from $11.73 to $16.97. All restricted stock vests on the day the director’s service as a non-employee director ceases, except that 3,333 shares of Dr. Hasler’s restricted stock vest on October 11, 2007 and 3,333 shares vest on October 11, 2008.

(4)	Messrs. Arntzen, Benjamin and Jager deferred the full $25,000 of stock compensation for 2006 (1,684 common stock units, respectively) into their DDCP accounts.

(5)

For Messrs. Arntzen, Benjamin and Jager, includes the fair value of dividend equivalents on common stock units in their DDCP accounts of $1,867, $1,573 and $2,244, respectively. Includes tax gross-ups on spousal travel as follows: Mr. Jager, $709; and Mr. Stanbrook, $630.

Annual Compensation of Non-Employee Directors. Directors who are employees receive no additional compensation for serving on the Board or its committees. For Board service in 2006, non-employee directors received an annual fee of $50,000, payable quarterly in arrears, with each quarterly payment consisting of $6,250 in cash and a number of shares of Chiquita common stock having an aggregate fair market value of $6,250. For the first three quarters of 2006, fair market value was based on the average of the high and low sales prices of Chiquita common stock on the New York Stock Exchange Composite Tape on the last trading day of each calendar quarter. For the fourth quarter of 2006, the fair market value was based on the closing price of Chiquita common stock on the New York Stock Exchange Composite Tape consistent with an amendment to the Stock Plan. In addition, the Chair of the Audit Committee received an annual fee of $20,000 in cash and the Chairs of the Compensation & Organization Development Committee and the Nominating & Governance Committee each received an annual fee of $10,000 in cash.

In 2005 and 2006, newly elected directors were granted 10,000 shares of restricted stock, vesting in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, beginning the first January after a non-employee director had served as a director for at least six months, and every January thereafter, each non-employee director was granted a restricted stock award for 2,500 shares of common stock which vests on the day his or her service as a non-employee director ceases.

On February 15, 2007, the Board of Directors approved the recommendation of its Nominating & Governance Committee, based on benchmarking to median director compensation at peer companies and analysis by the committee’s compensation consultant, to increase the compensation of non-employee directors, effective on and after January 1, 2007. The peer group was the same as the peer group used for executive officer compensation for the October 2006 equity award and 2007 compensation as described on page 22. The annual fee component of director compensation had remained at the same level since 2002.

For Board service in 2007, non-employee directors will receive an annual cash fee of $80,000, payable quarterly in arrears, and a number of shares of restricted stock having an aggregate fair market value of $80,000, payable annually in arrears on the third business day following the day on which annual financial results are released. In addition, the Chairs of the Audit Committee and the Compensation & Organization Development Committee each will receive an annual fee of $20,000 in cash and the Chair of the Nominating & Governance Committee will receive an annual fee of $15,000 in cash. New directors elected in 2007 and after will be granted a number of shares of restricted stock having an aggregate fair market value of $160,000 that will vest upon departure from the Board.

Directors Deferred Compensation Program. Under the DDCP, directors may defer the receipt of all or any portion of their Board compensation (whether cash or shares) until (i) the date their service on the Board terminates (whether upon death, disability, retirement or otherwise) or (ii) the first anniversary of that date (other than upon death or disability). Stock compensation may be deferred only in stock units, each of which is equivalent to one share of the company’s common stock. Cash compensation may be deferred in stock units or cash. Cash amounts deferred under this plan earn interest at the three-month London Inter-Bank Offer Rate, adjusted quarterly. During 2006, this interest rate was not above-market according to SEC rules. When dividends are paid, cash dividend equivalents are paid on the stock units in a director’s account on the same payment date as dividend payments to all shareholders. The DDCP account amounts are unfunded and unsecured obligations of the company and are subject to the same treatment and risks as other general obligations of the company.

Other Benefits. Once a year the Board meets at one of the company’s operating locations, and directors are encouraged to bring their spouses to the meeting site at the company’s expense.

Stock Ownership Guidelines for Directors. In February 2006, the Nominating & Governance Committee of the Board of Directors approved stock ownership guidelines for non-employee members of the Board of Directors. The guidelines provided that each director was expected, within 5 years after adoption of the guidelines or commencement of Board service, whichever is later, to hold shares of common stock with a value equal to $250,000 (5 times the annual cash and stock compensation for service on the Board of Directors, excluding committee chair fees). As a result of the change in director compensation, the guidelines were amended in April 2007 to increase the requirement to $400,000 (5 times the amount of annual cash compensation, excluding committee chair fees). Progress toward the goal is expected to be approximately 20% per year and, if the guidelines are not met, subsequent director fees will be paid entirely in shares until the guidelines are met. Shares that count toward these guidelines include unvested restricted stock, exercisable stock options to the extent they are “in-the-money,” stock units deferred in the DDCP and any other shares held by the director. Until the guidelines are met, Board members are not permitted to sell any shares without Board approval (other than selling a portion of restricted stock upon vesting or shares received upon exercise of stock options to pay minimum taxes). At the Record Date, Messrs. Arntzen, Hills and Jager met the ownership guidelines, and Messrs. Fisher, Serra, Stanbrook and Dr. Hasler have made the expected progress toward their ownership goals.

COMPENSATION OF EXECUTIVE OFFICERS

The following Compensation Discussion and Analysis should be read in conjunction with the compensation tables beginning on page 30.

Compensation Discussion and Analysis

Overview

Chiquita’s compensation program for executive officers is intended to:

•	encourage and reward current efforts through cash salaries and performance-based annual bonuses;

•	reward sustained performance at specified levels and encourage retention through annual restricted stock awards or other equity compensation under the company’s Stock Plan;

•	reward achievement of the company’s longer-term business goals through equity-based three-year incentive plan awards; and

•	foster alignment of executive management with the interests of shareholders through stock ownership, in accordance with stock ownership guidelines.

The compensation program seeks to balance recognition of executives’ achievements in managing the day-to-day business and addressing shorter-term challenges facing the company, such as the effects of weather related disruptions and competitive pressures, with incentives to achieve our long-term vision to be the innovative world leader in branded, healthy, fresh produce-based foods. The company’s program also recognizes our key objectives of (a) becoming a consumer-driven, customer-preferred company, (b) being an innovative, high-performance organization and (c) delivering leading food industry shareholder returns.

The Compensation Committee of the Board of Directors is responsible for evaluating the performance of, and reviewing and approving all compensation of, the company’s executive officers, including those executive officers named in the Summary Compensation Table (the “Named Executive Officers”). This includes annually reviewing both the total compensation package and the individual components of compensation, including salary, cash incentive pay, equity awards and potential severance or change in control payments, of each Named Executive Officer. The Compensation Committee also oversees executives’ performance against stock ownership guidelines and the compensation of other senior-level executives, via, for example, annual reviews of equity compensation awards approved by the CEO. Current compensation decisions are guided by a formal Compensation Philosophy adopted in November 2005, by the Equity Guidelines adopted in November 2006 described below and by Stock Ownership Guidelines for Executive Officers adopted in March 2006 described beginning on page 29.

Compensation Philosophy

The Compensation Committee adopted a formal Compensation Philosophy for all employees in November 2005 which is reviewed periodically by the Committee. The committee’s philosophy is that, on average, overall pay for company executives, including each major component of pay, should approximate the 50th percentile of market and industry data, and that high-performing executives should be paid at a higher percentile (up to and in certain cases exceeding the 75th percentile) and lower-performing executives should be paid at a lower percentile. Market total direct compensation (the sum of base salary, annual incentive and long-term incentives) is used as a point of reference, but does not drive compensation decisions. The individual executive’s actual compensation is based upon individual and company performance, as well as individual potential. Each element of pay is influenced by an individual’s performance rating. Long-term total compensation awards for an individual are based upon consistent performance at a specified level. The emphasis on short- and long-term incentive compensation and on cash and equity incentive compensation varies depending on the level of an individual’s responsibilities, with an increased weighting on longer-term and equity incentives for more senior executives.

Establishing Executive Compensation

In making compensation decisions for the CEO and all of the executive officers, including the Named Executive Officers, the Compensation Committee reviews individual job profiles compared to publicly available information in proxy statements and to summarized data reported in purchased survey reports such as the Towers Perrin Executive Compensation Database, with particular emphasis placed on the data from the company’s peer group as described below.

In setting 2006 base salary and annual bonus targets, the Compensation Committee considered market data derived from a peer group of 22 companies that the committee had identified, with assistance from its outside compensation consultant, as being similarly situated to Chiquita in terms of one or more of the following: revenue, net income, asset size, market capitalization or industry. During 2006, in order to place more emphasis on food and beverage and consumer packaged goods companies and to capture the companies with which Chiquita competes to recruit executive talent, the Committee adjusted the peer group to a somewhat different total group of 20 companies. As discussed below, this new peer group was used for the equity awards granted in October 2006 and for 2007 compensation evaluations.

The list below identifies the companies included in the peer group for these evaluations. Companies in the left column (in italics) were included in the peer group for the 2006 salary and bonus peer group only. Companies in the right column (in bold) were included in the peer group for the October 2006 equity award and 2007 only. The companies in the center column were in the peer groups for all of these evaluations.

American Greetings Corporation	American Axle & Manufacturing Holdings, Inc.	Campbell Soup Company
Flowserve Corporation	Chemtura Corporation	ConAgra Foods, Inc.
Interstate Brands Corporation	The Clorox Company	Corn Products International, Inc.
Maytag Corporation	Hasbro, Inc.	General Mills, Inc.
Ralcorp Holdings, Inc.	The Hershey Company	H.J. Heinz Company
The Reader’s Digest Association, Inc.	Jarden Corporation	Kellogg Company
Russell Corporation	The J.M. Smucker Company	Sonoco Products Company
Snap-on Incorporated	Molson Coors Brewing Company	Starbucks Corporation
Tupperware Brands Corporation	PepsiAmericas, Inc.
York International Corporation	Steelcase Inc.
USG Corporation
Wm. Wrigley Jr. Company

Chiquita is at the median of the revised peer group in terms of annual revenue and is below the median in terms of net income, asset size and market capitalization. The Compensation Committee’s philosophy that overall compensation, on average, should approximate the 50th percentile of market and industry data is consistent with the committee’s belief that these are the types of companies Chiquita competes with for executive talent. Peer group compensation data is adjusted statistically, whenever possible, to reflect Chiquita’s revenue size compared to the peers.

Elements of Compensation

The principal elements of Chiquita’s compensation for executive officers, including the Named Executive Officers, are base salary, annual cash bonuses, annual grants of restricted stock, awards under the company’s LTIP and other compensation consisting of qualified and nonqualified deferred compensation plans and limited perquisites. Each element is described below.

Base Salaries. Base salaries are established according to each executive officer’s position, responsibilities and performance, as well as a comparison to market data. Base salaries are not necessarily adjusted annually but are generally adjusted when the Compensation Committee judges that a change is warranted by a change in an executive officer’s responsibilities or demonstrated performance or in relevant market data. Generally, for all employees, including the Named Executive Officers, a consistently high performing employee according to his or her individual performance rating whose base salary is below the 50th percentile for employees holding similar positions at other companies would likely receive greater increases at more frequent intervals, while an average performing employee whose base salary is at or above the 50th percentile would likely receive lower increases at less frequent intervals. Individual performance is reviewed and rated for executive officers annually, although the timing may vary depending on the business or functional unit and anniversary date of hire or promotion.

The salaries paid to the Named Executive Officers in 2006 are shown in column (c) of the Summary Compensation Table on page 30. The Committee has not yet authorized any salary changes in 2007 for any of the Named Executive Officers, except for a $100,000 increase to Mr. Aguirre’s 2007 salary.

Bonus Awards. Manager level employees and above (approximately 650 individuals) are eligible to participate in the company’s annual bonus program. As discussed below no executive officer, including the Named Executive Officers, received a bonus for 2006 performance because the company’s performance did not meet the minimum thresholds.

Annual bonuses are paid in cash except as described below under “Stock Ownership Guidelines for Executive Officers.” As soon as practicable after the beginning of each year, the Committee approves a cash bonus opportunity target for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. The bonus target percentage principally is determined according to the responsibilities of the executive officer’s position and his or her potential impact on financial results, as well as a comparison to market data. Typically, those with greater responsibilities or with greater potential impact on financial results receive higher bonus targets. The percentage assigned to any given position tends to remain constant from year to year.

Based upon the company’s business plan, the Compensation Committee also approves a range of financial performance objectives for the coming year for all bonus-eligible employees, including the Named Executive Officers. For 2006, these objectives were expressed in terms of net income; for 2007, the financial performance objectives are expressed in terms of net income (75%) and total company revenue from new products (25%). Financial performance award opportunities based upon these objectives range from 0%, if the minimum objective is not met, to 150%, if the maximum objective is achieved, with gradations between the maximum and minimum. The financial performance objectives for all Named Executive Officers, all executive officers and other bonus-eligible employees in corporate staff groups are tied solely to the consolidated financial results of the company; for bonus-eligible executives in other business units, these objectives relate in part (30% to 50% in 2006, depending on the particular business unit; 75% in 2007) to the company’s overall results and in part (50% to 70% in 2006; 25% in 2007) to the particular business unit’s operating income or applicable cost measurement.

In addition, an individual performance factor, which can range from 0% to 150%, is assigned to each bonus-eligible employee. In the case of executive officers, including the Named Executive Officers, the evaluation of individual performance is made by the Compensation Committee with input, in the case of all executive officers other than the CEO, from the CEO; in the case of all other bonus-eligible employees the evaluation of individual performance is made by the CEO in conjunction with their respective supervisors. In the case of any Named Executive Officer, in order to preserve the potential deductibility of this bonus for purposes of Section 162(m) of the Internal Revenue Code, the individual performance component is fixed at 150% subject to the discretion of the Committee to reduce an actual award based on individual performance and other factors it deems to be appropriate.

Bonuses are determined as soon as practicable after the end of each year as follows: First, the employee’s salary is multiplied by his or her bonus target percentage. Second, the resulting amount is multiplied by the percentage (or, if applicable, percentages) corresponding to the extent to which the company (and, if applicable, the executive’s unit) achieved the pre-established financial objectives for the year. Third, the dollar amount calculated in step two is multiplied by the individual performance factor. The resulting amount is the executive’s annual cash bonus.

At the time the 2006 net income threshold, target and maximum objectives were established in early 2006, the Compensation Committee reviewed the company’s performance and bonus percentages achieved in the past four years (0% for 2002, 125% for 2003, 138% for 2004 and 150% for 2005) and its business plan and other factors, including the change in the European Union tariff regime. The objectives were set at levels that were intended to provide employees a challenging yet reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level.

Because actual company financial results for 2006 did not meet the minimum net income objective, no bonuses were awarded to any of the Named Executive Officers or to any other executive officers for 2006 performance. However, bonuses were awarded to bonus-eligible employees in certain business units based solely on achievement of at least the minimum financial performance objectives that had been established for their respective business units.

Equity-Based Compensation.  The company provides equity compensation to its executive officers and other key employees by means of awards under the Stock Plan. Currently, these awards take the form of grants of restricted stock upon hire and annual grants of restricted stock (which have some characteristics of restricted stock units) to director level executives and above, and an LTIP opportunity for a much smaller group of senior-level executives, primarily executive officers.

Eligibility for LTIP opportunities and restricted stock awards, and the amount of each, are based on the responsibilities of the recipients’ respective positions and their potential to contribute to the long-term performance of the company, as well as on comparisons to peer group and other market data. The company has not granted any stock options since January 2004 because it believes that restricted stock and LTIP awards are generally more efficient and less costly forms of equity compensation, particularly due to the underlying volatility of the stock of companies with industry dynamics such as Chiquita’s. However, the Compensation Committee may in the future consider grants of stock options where deemed appropriate. New executive officers are generally eligible for an LTIP opportunity and restricted stock award at commencement of employment, unless the beginning date is close in time to that for the annual grant of restricted stock, in which case the grant is approved in connection with the annual grants. Promotions may result in additional award opportunities under the annual restricted stock award program at the time of the promotion and under the LTIP program at the time the targets for the next LTIP performance cycle are established.

Annual Restricted Stock Grants.  In making its annual grants of restricted stock to executive officers, the Committee determines a dollar value to be awarded to each recipient based on competitive market data, the performance of the company and the executive, and an assessment of an executive’s potential. That dollar value then is converted into a number of shares of common stock based on the fair market value of the common stock on the grant date. The awards generally vest in four equal annual installments beginning on the first anniversary of the grant date. Annual grants of restricted stock to employees other than executive officers are approved by the CEO in accordance with guidelines approved by the Compensation Committee.

The 2006 grants to executive officers were made on October 18, 2006 and are reflected in column (i) of the Grants of Plan-Based Awards Table on page 32 for the Named Executive Officers. Mr. Aguirre received a restricted stock award of 85,410 shares under the terms of the Letter Agreement entered into as of April 15, 2007, and described on page 40. Generally, grants to other key employees are made at or near the time of grants to the executive officers.

LTIP Awards. Eligibility to participate in the LTIP is limited to executive officers (including the Named Executive Officers) and a small group of other senior executives. The Compensation Committee approves all LTIP grants. Prior to 2006, the LTIP goals were set for a three-year period with annual measures. If and to the extent that an annual goal was met, awards for the year were made following completion of the year in the form of shares of restricted stock that vested on January 1 of the next year, generally dependent upon the executive remaining employed by the company at the time of vesting. LTIP award targets prior to 2006 were set at a total dollar amount and, following an evaluation and determination of the actual awards, were converted to the equivalent amount of shares based on the fair market value of Chiquita common stock three days after the earnings release for the fiscal year corresponding to the annual LTIP period. Prior to amendment of the Stock Plan in November 2006, this calculation was made based on the average of the high and low sales price of the company’s common stock on the relevant trading date; as amended, the calculation is now made based on the closing price.

LTIP awards earned in early 2006 in connection with 2005 financial performance vested on January 1, 2007. No LTIP awards will be paid to any participants in 2007 or 2008 due to the change in the program described below.

In March 2006, the Compensation Committee decided to set future LTIP goals with overlapping three-year performance cycles, based on its desire to reward attainment of the company’s longer-term performance goals and its assessment that, among other things, this design is more standard relative to the market than the previous design. A new three-year cycle begins each January with the performance measures and targets established within the first 90 days of the first year of the cycle. To the extent earned, awards will be paid in shares of unrestricted stock at the end of the three-year cycle. At the end of the performance period, the Compensation Committee will have discretion to reduce the actual awards based on individual performance and other factors it determines to be appropriate.

On March 27, 2006, the Compensation Committee established the 2006-2008 terms for LTIP opportunities, including threshold (minimum), target and maximum financial performance goals based on the company’s cumulative earnings per primary share during that three-year period. The 2006-2008 cycle also includes an individual performance factor similar to the annual bonus program, which allows the Compensation Committee to exercise negative discretion to decrease awards. To the extent earned, executive officers would receive an LTIP award in early 2009, resulting from the 2006-2008 performance cycle. The calculation of primary shares excludes the effect of any share issuances and proceeds from the exercise of the company’s warrants, as well as any effects from losses on sales of assets, extraordinary corporate transactions, effects from changes in accounting pronouncements, and certain exchange rate effects. The Compensation Committee also has discretion to exclude from the earnings calculation gains from the sale of assets and unbudgeted amounts related to settlements, fees or penalties resulting from litigation or governmental proceedings. The Compensation Committee may use its negative discretion to decrease awards if it determines the resulting amounts are not reflective of actual company performance after the exclusions. At the time the cumulative earnings per primary share goals were established, the Compensation Committee reviewed the company’s business plan and other factors, such as the change in the European Union tariff regime and 2005 performance. The goals were set at levels that were intended to provide employees a challenging yet reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level. The cumulative earnings per primary share goals were established using the business plan for 2006 plus aggressive earnings growth targets for 2007 and 2008 established in relation to the earnings growth estimated for the company at that time as reported in the Institutional Brokers Estimate System (“IBES”); the target performance level was set, for example, at twice that of the IBES estimate. A similar process was used in developing the goals for the 2007-2009 performance period set in December 2006.

For each LTIP participant for the 2006-2008 period, the target LTIP award is a number of shares calculated by dividing a target amount, denominated in dollars, by the average fair market value of a share of common stock over the last 20 trading days immediately preceding the LTIP performance period. This approach was recommended by the Compensation Committee’s compensation consultant on the basis that, since the LTIP awards will be measured over a three-year performance period, the number of shares should be set at the beginning of the performance period, rather than at period-end, to ensure the ultimate value realized by executives also reflects changes in stock price during the performance period. The Compensation Committee considered picking the price on the last trading day of the year, but decided that the price of the stock on that date could be affected by a number of other factors, such as a short trading day or mutual funds’ rebalancing of portfolios. The 20-day average price in December 2005 was $20.2523; the fair market value of the common stock on March 27, 2006, when the 2006-2008 targets were set, was $17.11.

The threshold, target and maximum opportunities for the 2006-2008 performance period for the Named Executive Officers are reported in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table on page 32. Achievement is based on the pre-set cumulative earnings per primary share levels for the performance period. The executive has the opportunity to receive 30% of the target number of shares if the threshold level is achieved, 100% if the target level is achieved and 150% if the maximum level is achieved, with amounts prorated for performance between these levels. Based on cumulative earnings per primary share estimates for the 2006-2008 period, the company does not currently expect to achieve threshold levels for this cycle. As a result, no expense for the cycle was recognized in 2006, although the company will continue to evaluate its earnings per primary share performance for the purpose of determining future expense.

The design of the LTIP for the 2007-2009 performance period is essentially the same as for the 2006-2008 performance period. The target shares for the 2007-2009 performance period are 103,163 for Mr. Aguirre, 18,634 for Mr. Zalla, 27,854 for Mr. Kistinger and 26,113 for Mr. Viviani.

All Other Compensation.

Deferred Compensation Plans. Executive officers who participate in Chiquita’s 401(k) Plan and Capital Accumulation Plan (“CAP”) are eligible for company contributions. Executive officers who participate in the Deferred Compensation Plan (“DCP”) are eligible for company interest contributions based on prior deferrals. Further details of these plans are described below and under “Deferred Compensation.”

Chiquita provides matching 401(k) contributions to all non-union U.S. employees (including the Named Executive Officers) equal to 150% of employee contributions of up to 6% of eligible compensation, subject to annual legal maximums. Thus, employees who contribute 6% of eligible compensation are entitled to a matching contribution corresponding to 9% of compensation. Company matching contributions vest at 20% per year of employment, and are fully vested after five full years of employment. For 2006, the maximum annual company match was $19,800.

The Compensation Committee believes that maintaining a deferred compensation and wealth accumulation plan are in line with Chiquita’s philosophy of having pay and benefit programs that are market competitive and are intended to encourage retention through long-term savings on a tax-efficient basis. The CAP is a voluntary, non-qualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code or are designated as executive officers by the Board, and generally includes any employees earning an annualized base salary of at least $140,000. Chiquita matches contributions from annual deferrals of salary and bonus and amounts earned in excess of 401(k) limits dollar-for-dollar based on the employee’s age and compensation. Participants in the CAP at the inception of the plan in 2000 who were at least 45 years old at that time, including Mr. Kistinger (and Mr. Olson until his retirement), also are credited with deemed participation matches.

The DCP was in effect for compensation earned and deferred through 1999. Messrs. Zalla and Kistinger (and Mr. Olson until his retirement) are the only current Named Executive Officers who participate in this plan.

Further information on the contributions and terms of these plans is included under “Deferred Compensation” beginning on page 38.

Perquisites and Other Personal Benefits. The company provides limited perquisites to its employees and executive officers, including the Named Executive Officers. Otherwise, the Named Executive Officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental and life insurance coverage. To the extent any perquisites constitute taxable compensation, the company generally reimburses the executive for the taxes withheld as a result of the compensation. The Compensation Committee may consider and approve other perquisites from time to time.

Perquisites currently include the following. LTIP participants are enrolled in an executive health program that includes a comprehensive annual health exam, with counseling available for certain health and well-being related needs. The company reimburses spousal travel expenses of executives reporting directly to the Chief Executive Officer, if associated with the executive’s business travel, for up to two trips per year. The company owns corporate aircraft in connection with its banana operations in Central America and Fresh Express operations in North America. In connection with the business use of these aircraft or any aircraft chartered for a particular business need, on rare occasions there may be personal use for a particular segment of a flight or to accommodate an accompanying family member.

For 2006, the incremental costs to the company of personal benefits for Named Executive Officers whose personal benefits exceeded $10,000 were $13,468 for Mr. Aguirre, consisting primarily of his spouse’s expenses incurred while accompanying him on business travel, $14,400 for Mr. Gallagher for a car allowance under a program in place at Fresh Express prior to its acquisition by Chiquita and $140,825 for Mr. Viviani, consisting primarily of interim housing expenses resulting from his election as President of the company’s Fresh Express Group and relocation expenses for his move to Salinas, California. In connection with Mr. Viviani’s relocation to Salinas, the Board approved a five-year mortgage subsidy arrangement to assist him due to the significant differences in market housing prices in the Salinas area compared to the Cincinnati housing market. Under the program, which commenced in July 2006 upon Mr. Viviani’s purchase of a home in the Salinas area, Chiquita provides him with a monthly payment equivalent to a mortgage rate reduction. For the first year of residency, the rate reduction is 5%; the payment decreases to 4, 3, 2 and 1 percent in the second, third, fourth and fifth years, respectively. The subsidy payments will be discontinued after the five-year period or earlier upon termination of Mr. Viviani’s employment with the company. This arrangement resulted in payments to Mr. Viviani of $42,698 in 2006 and, assuming his continued employment, will result in payments of approximately $77,956 in 2007.

The incremental costs of these personal benefits for the Named Executive Officers are included in column (i) of the Summary Compensation Table along with other reportable amounts. The company calculates the value of the above personal benefits on a dollar cost basis per person.

Employment and Severance Agreements

Chiquita has entered into change-in-control and severance arrangements with each of the Named Executive Officers, except Mr. Gallagher. On April 15, 2007, the company and Mr. Aguirre entered into a letter agreement amending his 2004 employment agreement. Please see “Employment Agreements and Other Arrangements” for a description of these agreements.

Timing of Equity Awards and Equity Guidelines

The company has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation. On November 16, 2006, the Committee adopted its Equity Guidelines primarily to document formally the company’s already-existing practices and procedures and also to implement new “best practices.” These guidelines include formal practices for pricing future LTIP awards and restricted stock grants. With respect to LTIP awards, the award target will be determined no later than 90 days after the beginning of any performance period based on a dollar value that is converted into shares based upon the 20-day average at the end of the previous year. Annual grants of restricted stock for all employees, including executive officers, will be approved during, or pre-approved with an effective grant date during, a trading “window period,” which the company defines as a period beginning on the third day following release of its quarterly financial results and ending 15 days before the end of the next fiscal quarter. If the company is in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public. Any decision to defer action will be made by the company’s Law Department after consultation with outside counsel, the CEO and the Chair of Compensation Committee, as appropriate. Restricted stock grants to newly appointed or newly promoted executive officers will be effective on the date approved by the Compensation Committee (or, if later, the first day of employment); restricted stock grants to other new hires or in connection with promotions in any month will be effective on the last trading day of the month in which employment commences or the promotion becomes effective.

Prior to November 2006, equity-based awards were typically granted as described above and under “Elements of Compensation – Equity-Based Compensation” and “Compensation & Organization Development Committee.” To a great extent, the timing of equity awards has been dependent on the schedule of Compensation Committee meetings, the ability to complete all recommendations for awards and other factors, such as the Committee’s need to obtain additional comparative market data prior to its approval of awards.

Stock Ownership Guidelines for Executive Officers

The Committee established a stock ownership guideline for Mr. Aguirre in his January 2004 employment agreement that required him to own five times his annual base salary in Chiquita common stock within five years of his date of hire. Ownership guidelines were established for other executive officers and LTIP participants, and the guideline for the CEO was affirmed, in March 2006. Each executive officer is required to own three times, and each other participant in the LTIP is required to own two times, his or her annual salary in Chiquita common stock within five years of the later of March 27, 2006 or the date of hire (or, if applicable, promotion). Progress toward the goal is expected to be approximately 20% per year, and is reviewed annually. If a person’s guideline amount is not met by the end of five years, 50% of the person’s future awards under the annual bonus program will be made in shares until such time as the guideline is met. In addition, until the guideline is satisfied, a person subject to the guidelines may not without Board approval sell stock, including shares of restricted stock awarded to him or her by the company, or shares received upon exercise of stock options. However, the guidelines do not prohibit the surrender of a portion of shares of restricted stock upon vesting, or of shares received upon exercise of stock options, in order to pay withholding taxes. The value of the following holdings by participants counts toward the ownership guidelines:

•	shares held in the company’s 401(k) Plan and Employee Stock Purchase Plan;

•	unvested restricted stock;

•	the value of exercisable “in-the-money” employee stock options (fair market value less exercise price); and

•	any other shares of common stock held by the participant.

As of the Record Date, Messrs. Aguirre and Kistinger have met their respective stock ownership guidelines and Messrs. Zalla and Viviani have made more than the expected progress toward their applicable ownership goals.

Tax and Accounting Considerations

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code prohibits the company from taking an income tax deduction for any compensation in excess of $1 million per year paid to its Chief Executive Officer or any of its other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by shareholders. The company’s annual bonus program and Long-Term Incentive Program (“LTIP”) were approved by shareholders in 2003, and are intended to qualify as performance-based compensation and be fully deductible by the company. To the extent practicable, the company’s compensation programs are designed so that all compensation above $1 million will be deductible.

Stock-Based Compensation Accounting. On January 1, 2006, the company adopted SFAS 123(R), using the modified-prospective-transition method. Under that method, compensation cost recognized in 2006 included (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). With the adoption of SFAS 123(R), stock-based awards granted on or after January 1, 2006 are being recognized as stock-based compensation expense over the period from the grant date to the date the employee is no longer required to provide service to earn the award, which could be immediately in the case of retirement-eligible employees.

Since 2004, the company’s share-based awards have primarily consisted of restricted stock awards and the Committee considers the accounting treatment in its decisions regarding the type and amount of stock-based awards.

Compensation Tables

The table below summarizes, for 2006, the compensation of Chiquita’s principal executive officer, its principal financial officer, the three most highly paid other executive officers and one former executive officer (collectively referred to as the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)
Fernando Aguirre Chairman of the Board, President and Chief Executive Officer	2006	795,769	--	1,120,635	1,013,188	--	90,119	3,019,711
Jeffrey M. Zalla Senior Vice President and Chief Financial Officer	2006	367,538	--	317,542	--	--	45,235	730,315
Robert F. Kistinger President and Chief Operating Officer, Chiquita Fresh Group	2006	575,000	--	955,170	--	1,243	137,314	1,668,727
Tanios Viviani President, Fresh Express Group	2006	382,308	--	555,114	--	--	194,187	1,131,609
James Gallagher (6) Vice President, Sales and Customer Development	2006	297,133	280,800	31,947	--	--	67,072	676,952
Robert W. Olson (7) Senior Vice President	2006	276,135	--	647,672	--	2,692	927,363	1,853,862

(1)

Includes amounts deferred under Chiquita’s Capital Accumulation Plan. See “Deferred Compensation.” At February 1, 2006, Mr. Aguirre received an increase in annualized salary of $50,000 to $800,000. His employment agreement entered into in January 2004 provided for a salary of $700,000, subject to annual review. At June 1, 2006, Mr. Zalla received an annualized increase of $30,000, for a salary of $380,000, and Mr. Viviani’s base salary was increased $20,000 to $400,000 on July 1, 2006. Upon his promotion to executive officer in September 2006, Mr. Gallagher’s salary increased $15,160, to $310,000. The base salaries of Messrs. Kistinger and Olson remained at the 2005 amounts of $575,000 and $415,000, respectively, due to the already-competitive level of each salary.

(2)

Following the company’s acquisition of the Fresh Express Group in 2005, the company agreed to pay Mr. Gallagher a retention bonus in early 2007 provided that he remained employed by the company through December 29, 2006.

(3)

Represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) and includes amounts from awards granted both during and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. The amount reported for Mr. Olson includes the impact of acceleration of vesting related to his retirement. See Note 11 to the company’s financial statements for a discussion of the assumptions made in determining the valuations reported.

(4)

Represents above market interest on a deemed participation match available only to certain participants who were at least 45 years old and who participated in the Capital Accumulation Plan in calendar year 2000. See “Deferred Compensation.”

(5)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

All Other Compensation – 2006

Name	Employer Contributions to Chiquita 401(k) Plan	Employer Contributions to Chiquita Deferred Compensation Plans(a)	Reimburse- ment of Taxes(b)	Retirement Benefits (c)	Perquisites (d)
Fernando Aguirre	$ 19,800	$ 50,000	$6,851	--	$ 13,468 (e)
Jeffrey M. Zalla	19,800	24,427	1,008	--	--
Robert F. Kistinger	19,800	116,184	1,330	--	--
Tanios Viviani	19,800	30,585	2,977	--	140,825 (f)
James Gallagher	19,800	32,872	--	--	14,400 (g)
Robert W. Olson	19,800	128,956	340	$778,267	--

(a)	See “Deferred Compensation” for further explanation of these employer contributions.

(b)	Represents reimbursement of taxes resulting from payments by Chiquita of personal benefits.

(c)	Mr. Olson retired from the company on August 31, 2006. Represents amounts paid to Mr. Olson in accordance with his retirement agreement as follows: $622,500, representing one year’s base salary and target bonus; $138,333, representing the pro rata portion of his 2006 target bonus; $7,434 in company-paid COBRA premiums; and $10,000 in legal fees in connection with the negotiation of Mr. Olson’s retirement agreement.

(d)

Except for Messrs. Aguirre, Viviani and Gallagher, perquisites paid to each of the Named Executive Officers were less than $10,000. The company calculates the value of personal benefits on a dollar cost basis per person.

(e)	Represents spouse’s expenses incurred while accompanying Mr. Aguirre on business related travel.

(f)	Represents $140,825 paid for relocation expenses in connection with his move to California, including a mortgage subsidy of $42,698 due to the differences in market housing prices.

(g)	Represents automobile allowance.

(6)	Mr. Gallagher, formerly Vice President Corporate Sales and Customer Development of the company, resigned on February 19, 2007.

(7)	Mr. Olson, formerly Senior Vice President, General Counsel and Secretary of the company, retired on August 31, 2006.

Equity Compensation

The following table provides information on each cash or equity award and award opportunity granted to the Named Executive Officers during 2006.

2006 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Awards Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Fernando Aguirre		520,000	1,040,000	2,340,000				-
	03/27/2006				14,813	49,377	111,099		1,007,785
Jeffrey M. Zalla		114,000	228,000	513,000
	03/27/2006				3,135	10,448	23,508		213,244
	10/18/2006							20,611	270,004
Robert F. Kistinger		258,750	517,500	1,164,375
	03/27/2006				5,068	16,893	38,010		344,786
	10/18/2006							38,168	500,001
Tanios Viviani		140,000	280,000	630,000
	03/27/2006				3,744	12,478	28,076		254,676
	10/18/2006							29,008	380,005
James Gallagher		93,000	186,000	418,500
	03/27/2006				431	1,434	3,227		29,268
	03/10/2006							4,159	75,008
	10/18/2006							15,268	200,011
Robert W. Olson		103,750	207,500	466,875
	03/27/2006				1,597	5,323	11,977	-	108,642

(1)

These columns reflect the potential value of the payout for each Named Executive Officer under the annual bonus plan. For illustration purposes, the threshold and target amounts shown assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%); and the maximum reflects a 150% individual performance factor at maximum company financial performance to show the maximum amount payable under the annual bonus plan. The awards are also subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. Because the actual company financial results for 2006 did not meet the net income threshold objective, no bonuses were awarded to any executive officers, including the Named Executive Officers, under this plan for 2006. See “Compensation Discussion and Analysis – Elements of Compensation – Bonus Awards” for further information on this program.

(2)

These columns reflect the 2006-2008 LTIP opportunities approved in 2006. For illustration purposes, the threshold and target amounts shown assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%); and the maximum reflects a 150% individual performance factor at maximum company financial performance to show the maximum amount payable under the LTIP. The awards are also subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. To the extent earned, awards would be made in early 2009; however the company does not anticipate that these awards will be paid. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Compensation – LTIP Awards” for further information on this program. Due to Mr. Gallagher’s resignation on February 19, 2007 and Mr. Olson’s retirement on August 31, 2006, their LTIP opportunities were automatically cancelled.

(3)

This column reflects restricted stock awards granted in 2006; all awards reported vest in four equal annual installments beginning on the first anniversary of the grant date. Unvested restricted stock awards do not confer dividend or voting rights. Due to Mr. Gallagher’s resignation, his restricted stock awards reported in this table were automatically cancelled.

(4)

The Grant Date Fair Value of the 2006-2008 LTIP opportunities is the number of target shares multiplied by $20.41 (the average of the high and low trading price of Chiquita common stock on January 3, 2006). The Grant Date Fair Value of the restricted stock awards is the number of shares multiplied by $13.10 (the average of the high and low trading prices of Chiquita common stock on October 18, 2006). As indicated in Notes (2) and (3) above, Mr. Gallagher’s and Mr. Olson’s awards have terminated.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2006. All awards are subject to the grantee being an employee of Chiquita on the vesting date, except under certain circumstances such as a change in control, death or disability. See “Employment and Other Agreements and Arrangements.” The company generally does not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Fernando Aguirre	162,500	162,500 (2)		23.16	1/11/14
						110,000 (3)	1,756,700
								90,000 (4)	1,437,300
								14,813 (5)	263,564
Jeffrey M. Zalla	37,500	-	-	16.97	5/9/12
	37,500	-	-	16.92	5/30/12
						8,835 (6)	141,095
						26,110 (7)	416,977
						20,611 (8)	329,158
								3,135 (5)	50,066

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert F. Kistinger	225,000	-	-	16.97	5/9/12
	225,000	-	-	16.92	5/30/12
						21,372 (6)	341,311
						82,854 (7)	1,323,178
						38,168 (8)	609,543
								5,068 (5)	80,936
Tanios Viviani						7,013 (9)	111,998
						9,689 (6)	154,733
						34,100 (7)	544,577
						29,008 (8)	463,258
								3,744 (5)	59,792
James Gallagher						4,159 (10)	66,419
						15,268 (10)	243,830
								431(5) (10)	6,883
Robert W. Olson	112,500	-	-	16.97	8/31/09
	112,500	-	-	16.92	8/31/09
								1,597 (5) (11)	25,504

(1)	Based on the $15.97 per share closing price of the common stock on December 29, 2006.

(2)	Award vested as to 81,250 shares on January 12, 2007 and vests as to the remaining 81,250 shares on January 12, 2008.

(3)	Award vests on January 11, 2008.

(4)

Performance-based restricted stock award. Award vests in 30,000 share increments if the average fair market value of the company’s common stock over any 40 consecutive trading-day period reaches $30, $32 or $34 by January 12, 2008.

(5)

Threshold (minimum) LTIP award opportunity. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Compensation – LTIP Awards” for description of LTIP terms and 2006 Grants of Plan-Based Awards Table for threshold, target and maximum award opportunities.

(6)	Award vests in three remaining equal installments on October 27, 2007, 2008 and 2009.

(7)	Award vested on January 1, 2007.

(8)	Award vests in four remaining equal installments on October 18, 2007, 2008, 2009 and 2010.

(9)	Award vests in two remaining equal installments on October 1, 2007 and 2008.

(10)	Award cancelled on February 19, 2007, Mr. Gallagher’s termination date.

(11)	Award cancelled on August 31, 2006, Mr. Olson’s retirement date.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)

(a)	(b)	(c)	(d)	(e)
Fernando Aguirre	-	-	-	-
Jeffrey M. Zalla	-	-	1,576 2,944	31,638 39,832
Robert F. Kistinger	-	-	14,538 7,124	291,850 96,388
Tanios Viviani	-	-	1,052 3,506 3,229	21,119 47,191 43,688
James Gallagher	-	-	-	-
Robert W. Olson	-	-	9,131 7,599 52,040	183,305 105,854 724,917

(1)

Based upon the average of the high and low trading price of Chiquita’s common stock on the New York Stock Exchange Composite Tape on the date of vesting, except for 59,639 shares of Mr. Olson’s restricted stock that vested on August 31, 2006 under his retirement agreement but (in accordance with the agreement) were not delivered until March 1, 2007 and are valued at the closing price of the common stock on that date.

The table above does not include shares that vested on January 1, 2007 for LTIP awards based on 2005 performance, valued at $15.97 (the closing price of Chiquita’s common stock on December 29, 2006). The LTIP awards and value realized were as follows: Mr. Zalla, 26,110 shares, $416,977; Mr. Kistinger, 82,854 shares, $1,323,178; and Mr. Viviani, 34,100 shares, $544,577.

Deferred Compensation

2006 Nonqualified Deferred Compensation

The following table provides information on deferred compensation under the Chiquita Capital Accumulation Plan (“CAP”) and the Deferred Compensation Plan (“DCP”).

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)		(b)	(c)	(d)	(e)	(f)
Fernando Aguirre	CAP	50,000	50,000	12,010	0	316,800
Jeffrey M. Zalla	CAP DCP	220,037 0	22,571 1,856	60,065 0	0 0	549,649 43,637
Robert F. Kistinger	CAP DCP	50,000 0	63,638 52,546	69,675 0	0 0	546,378 1,235,431
Tanios Viviani	CAP	30,585	30,585	3,845	0	65,014 (4)
James Gallagher	CAP	37,600	32,872	5,681	0	102,466 (5)
Robert W. Olson	CAP DCP	34,615 0	106,908 22,048	61,749 0	1,350,875 687,455	209,520 (5) 0

(1)

For Messrs. Aguirre, Viviani, Gallagher and Olson, these amounts are included in the Summary Compensation Table under salary. For Mr. Zalla, $55,131 is reported as salary in the Summary Compensation Table and the remainder relates to a 2005 annual bonus paid in cash in 2006. For Mr. Kistinger, the amount deferred relates to a 2005 annual bonus paid in cash in 2006. The 2005 annual bonus amounts were reported in the Summary Compensation Table for 2005.

(2)

These amounts are included in the Summary Compensation Table under All Other Compensation for Messrs. Aguirre, Viviani and Gallagher and, as to the CAP, for Mr. Zalla. For Messrs. Kistinger and Olson includes $50,000 and $34,615, respectively, shown under All Other Compensation and $13,638 and $72,293, respectively, for the deemed participation match under the CAP. The above-market portion of this accrual of $1,243 and $2,692, respectively, is included in column (h) of the Summary Compensation Table. For the DCP contributions, represents 4.37% interest compounded quarterly on existing account balances. See narrative below for further description of the terms of the CAP and DCP.

(3)	For the CAP, represents overall returns from benchmark deemed investment funds selected by the participant.

(4)

The vested portion of Mr. Viviani’s CAP account is $45,526, which includes 100% of his deferrals and related earnings and 40% of the company match and related earnings. The remainder vests according to the schedule described below and will be fully vested as of September 27, 2009.

(5)	Mr. Olson’s balance was paid in March 2007 and Mr. Gallagher’s balance will be paid in September 2007.

The CAP is a voluntary, nonqualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code or are designated as executive officers by the Board. Participants may elect to defer up to 80% of salary and up to 80% of bonus, as long as the deferrals do not reduce compensation below the amount necessary to satisfy employment or withholding tax obligations. Chiquita matches contributions based on the participant’s contribution percentage and age. Based on their ages during 2006, Mr. Zalla was eligible to receive a 1% match on contributions, Mr. Viviani, 2%, Mr. Aguirre, 6%, Mr. Gallagher, 10%, Mr. Kistinger, 11% and Mr. Olson 17%. An additional company match is made on 4% of the participant’s compensation over the IRS limit for 401(k) plans ($220,000 for 2006). The maximum annual company basic match for any participant is $50,000. The company match vests at 20% per each year of completed service unless the Compensation Committee authorizes a participant to be credited with prior years of service with another employer. Each participant’s account balance is credited or debited, as applicable, with earnings or losses attributable to the various deemed investment funds among which the participant may allocate contributions. The deemed investment funds include mutual funds in each of the major asset classes (cash equivalent, fixed income and equity) covering a broad range of the risk-return spectrum. A participant may change investment allocations daily.

Executives who participated in the CAP when it began in 2000 and were at least 45 years old at that time are eligible for a deemed participation match initially based on 1999 salary and bonus amounts, years of service and age on January 1, 2000. This match vests on the later of a participant’s retirement date (defined as the later of his/her 55th birthday or the date upon which he/she completes 10 years of service commencing with the calendar year in which he/she attains his/her 45th birthday) or January 1, 2005. The match is subject to forfeiture prior to vesting if a participant is no longer employed by the company. Mr. Kistinger will become vested on his birthday in 2007. The company pays annual interest on the total amount accrued each year at the 12-month Moody’s Baa index rate published by the Federal Reserve. For 2006, the interest rate was 6.48%. Based on SEC rules, this interest rate is considered to be above market by 0.59%, using the December 2006 120% adjusted federal long-term rate published by the Internal Revenue Service. The above market portion of the accrual for 2006 is reported for Messrs. Kistinger and Olson in column (h) of the Summary Compensation Table. The full 2006 accruals to the accounts of Messrs. Kistinger and Olson are included in column (c) of the Deferred Compensation Table.

Each year, CAP participants may elect to receive that year’s account balance either in a future year while still employed (beginning no earlier than two years after the current plan year ends) or upon termination of employment or retirement, and may elect to have payment made either in a lump sum or over a period of years. Unscheduled withdrawals are not permitted, except for hardship.

The DCP, a nonqualified deferred compensation plan, was in effect for compensation earned through the end of 1999. The CAP replaced the DCP for compensation earned beginning in 2000. During 2006, interest accrued quarterly on the participants’ DCP balances at a rate of 4.37%. The crediting interest rate was adjusted by the Compensation Committee in 2005 to be equal to the ten-year U.S. Treasury bond yield, adjusted annually on the first business day of each year. Lump sum payments are made as soon as administratively practicable after the deferral term (elected by the participant in the year the amount was deferred) of five years, ten years or upon death, disability or termination of employment. Unscheduled withdrawals are not permitted except for hardship.

The CAP and DCP account amounts are unfunded and unsecured obligations of the company and are subject to the same treatment and risks as other general obligations of the company.

Employment Agreements and Other Arrangements

On April 15, 2007 the company and Fernando Aguirre, Chairman and Chief Executive Officer, entered into a letter agreement (the “Letter Agreement”) renewing, with certain modifications, Mr. Aguirre’s 2004 employment agreement, which expired on January 11, 2007. As amended by the Letter Agreement, Mr. Aguirre’s employment agreement provides that his employment will continue on an “at will” basis, and that his annual base salary and annual target bonus will be set by the Compensation Committee of the company’s Board of Directors from time to time. For 2007, Mr. Aguirre’s annual base salary has been set at $900,000 and his target bonus at 130% of annual base salary. The Letter Agreement provides that benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified in advance by the company’s Board of Directors under certain circumstances. Except as provided in the Letter Agreement, the terms of Mr. Aguirre’s 2004 employment agreement (the “Agreement”) are renewed in their entirety.

In accordance with the Letter Agreement, Mr. Aguirre has been granted a restricted stock award for shares having a value of $1,200,000 that vests in equal annual installments over a three year period. The Letter Agreement also confirms that his previously granted target LTIP award opportunity for the 2007-2009 performance period under the Stock Plan is $1,600,000. The Letter Agreement further provides that Mr. Aguirre will be eligible for an additional restricted stock grant with a targeted value of $1,600,000, subject to approval by the Compensation Committee.

Mr. Aguirre will be nominated by the Board for election as a director as long as he remains employed by the company. He is required to resign from the Board if his employment terminates for any reason.

In 2004, pursuant to the Agreement, Mr. Aguirre was granted (a) 110,000 restricted shares that vest on January 11, 2008 if he is employed by or serving as a director of the company on that date (the “Time-Based Restricted Shares”) and (b) 150,000 restricted shares that vest in 30,000 share increments based on the average fair market value of the company’s common stock over any 40 consecutive trading-day period reaching $26, $28, $30, $32 or $34 (the “Performance-Based Restricted Shares”). Any Performance-Based Restricted Shares not vested by January 12, 2008 will be forfeited. During 2005, 60,000 of these shares vested based on achievement of the $26 and $28 fair market value thresholds.

Mr. Aguirre also was granted an option to purchase 325,000 shares of common stock, at $23.16 per share, that vested in 25% increments on January 12 in each of 2005, 2006 and 2007, with the remaining 25% vesting on January 12, 2008 (the “Option”).

Mr. Aguirre is entitled to participate in other company benefit programs, generally on the same terms as other senior executives of the company. For the company’s CAP, Mr. Aguirre was credited with an additional 10 years of age and the 23 years of service with his immediately prior employer.

If the company terminates Mr. Aguirre’s employment for “cause” or if he terminates his employment other than for “good reason” (as each term is defined in the Agreement), any unvested Time-Based Restricted Shares and Performance-Based Restricted Shares will be forfeited. If the termination is for “cause,” the entire Option, whether or not then exercisable, will be forfeited. If the termination is by Mr. Aguirre other than for “good reason,” the unvested portion of the Option will be forfeited and the then-exercisable portion will remain exercisable for 90 days.

If the company terminates Mr. Aguirre’s employment other than for “cause” or he terminates his employment for “good reason,” Mr. Aguirre will receive two times his then-current base salary and target bonus, payable over a two-year period; a pro rata bonus based on the bonus amount that would have been paid for a full year of employment, determined and paid at the time annual bonuses are normally paid to senior executives; and 36 months of welfare benefits (such as medical and dental insurance) for himself and eligible dependents, plus the opportunity to pay for company welfare benefits for himself and his eligible dependents for life. In the event of such a termination, the Option will vest in full and remain exercisable for three years following termination (or until its expiration, if earlier). In addition, if termination occurs prior to January 12, 2008, restrictions on the Time-Based Restricted Shares and the Performance-Based Restricted Shares will lapse according to a formula that accounts for the amount of time Mr. Aguirre was employed by the company and, in the case of the Performance-Based Restricted Shares, the achievement of the performance goals before January 12, 2008, and any remainder will be forfeited.

If termination of Mr. Aguirre’s employment occurs during the term of the Agreement and within two years following a “change of control” (as defined), either by the company for any reason other than “cause” or disability, or by Mr. Aguirre for “good reason,” he will receive the severance benefits described immediately above except that he will receive three times his then-current base salary and target bonus and all outstanding equity awards (including the Option, Time-Based Restricted Shares and Performance-Based Restricted Shares) will vest in full. Any option to purchase company stock will be fully exercisable for three years after the termination date (or until its earlier expiration).

In the event of Mr. Aguirre’s death or disability, he or his beneficiaries will receive a pro rata cash bonus determined and payable at the normal payment time for senior executives. Any outstanding options to purchase common stock (including the Option) will vest in full and be exercisable for three years (or until their earlier expiration) and, to the extent not previously forfeited, the Time-Based Restricted Shares and the Performance-Based Restricted Shares also will vest in full.

If payments received by Mr. Aguirre in connection with his employment are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” he generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that otherwise would be received.

The Letter Agreement provides that benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified in advance by the company’s Board of Directors and, if the Board determines that the payments exceed those generally provided to similarly situated executives, any reduction in such payments will not be applicable to a termination of employment that occurs within one year of the Board action. Further, if a change of control takes place within one year of any such Board action, such reduction in payments will not be applicable to a termination of employment occurring within two years following the change of control.

The Agreement contains confidentiality, non-competition and non-solicitation provisions. The confidentiality restriction applies during and after Mr. Aguirre’s employment. The non-competition and non-solicitation restrictions apply for two years after his termination date. In the event that Mr. Aguirre is found to have violated any of these restrictions within two years of his termination date, he must pay back to the company certain payments that he has received.

The following table shows the amount of potential payments to Mr. Aguirre under various termination scenarios, based on the assumption that the triggering event took place on December 29, 2006 and using the $15.97 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

Retirement (Age 65 or older)	$3,194,000
Unvested and accelerated restricted stock (1)	3,194,000
Involuntary Not for Cause Termination or For Good Reason Termination	$5,476,441
Cash severance	3,680,000
Unvested and accelerated restricted stock (1) (2)	1,756,700
Health and welfare benefits	39,741
Change in Control	$11,651,307
Cash severance	5,520,000
Unvested and accelerated restricted stock (1)	3,194,000
Health and welfare benefits	39,741
Potential excise tax gross-up	2,897,566
Death	$3,944,000
Unvested and accelerated restricted stock (1)	3,194,000
Insurance Proceeds	750,000
Disability	$3,366,016
Unvested and accelerated restricted stock (1)	3,194,000
Health and welfare benefits	172,016

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

(2)

If these termination events occur prior to January 12, 2008, Mr. Aguirre also would be eligible to receive restricted stock having a cumulative value of $675,000, $1,395,000 or $2,160,000 if the company’s common stock price reached $30, $32 or $34 per share, respectively, prior to January 12, 2008 pursuant to his Performance Based Restricted Shares described above.

If Mr. Aguirre’s employment were terminated for “cause”, the company match benefit portion of his CAP account and related earnings ($158,400 at December 31, 2006) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that Mr. Aguirre voluntarily terminates his employment other than for “good reason.”

Arrangements with Other Named Executive Officers. The company has a severance pay plan for executive officers, including the Named Executive Officers, that applies to U.S. employees. Under the plan, any such executive officer whose employment is terminated involuntarily for reasons other than “cause” (as defined), due to death or disability, or who terminates his or her employment for “good reason” (as defined), after the first anniversary of the executive officer’s hire date will be eligible to receive: a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual bonus payable in equal bi-weekly installments unless Section 409A of the Internal

Revenue Code requires the first six months’ payments to be made in a lump sum; a pro rata bonus based on the target bonus, payable when bonuses are normally paid or the first business day after the six month anniversary of separation if subject to Section 409A; twelve months of continuation of health care benefits; and outplacement services in accordance with company policy. In addition, vesting of restricted shares awarded under the LTIP will be accelerated; the executive will be given one additional year of vesting of stock options and non-LTIP restricted stock; and, if not penalized under the Internal Revenue Code, vested stock options will remain exercisable for one additional year following termination (but no later than the options’ expiration dates). As a condition of receiving the benefits, the affected executive must agree to release the company with respect to certain statutory rights and sign a separation agreement containing requirements for confidentiality and one-year non-solicitation and non-competition obligations. If the separated executive receives an offer of employment in a similar capacity while benefits are still payable, all benefits under the severance pay plan cease unless otherwise specified by the company’s benefits committee.

In 2005, the company entered into Change in Control Severance Agreements (the “CIC Agreements”) with each of its then executive officers other than Mr. Aguirre, entitling them to certain benefits in the event that they are involuntarily terminated without “cause” or resign for “good reason” within two years after a “change in control” (as each such term is defined in the Agreement) that occurs prior to the third anniversary of the date of each Agreement.

The CIC Agreements replaced similar agreements that expired on December 31, 2004. Payments under the CIC Agreements are in lieu of severance pay plan payments in the event of a change in control. Under each CIC Agreement, the executive officer will be entitled to: a lump sum severance payment equal to two times the sum of the executive officer’s annual salary and target annual bonus; a pro rata bonus equal to the greater of the target bonus for the year of termination and the target bonus in effect during the year in which the change in control occurs; two years’ continuation of medical and other health and welfare benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; vesting of all unvested stock options and restricted stock; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if not penalized under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental match employer contributions under the CAP; outplacement services in accordance with company policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any “golden parachute” tax; and reimbursement for relocation expenses in accordance with company policy for any executive on temporary assignment abroad. If the payments and benefits received by the executive officer are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” the executive officer generally will be entitled to a “gross-up” payment such that his or her net payments after all taxes are equal to the payments that otherwise would be received. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.

The following table shows the amount of potential payments to Messrs. Zalla, Kistinger and Viviani under various termination scenarios, based on the assumption that the triggering event took place on December 29, 2006 and using the $15.97 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

	Mr. Zalla	Mr. Kistinger	Mr. Viviani
Early Retirement (prior to age 65)	$962,229	$2,349,032	$1,294,054
Unvested and accelerated restricted stock (1)	887,229	2,274,032	1,274,566
Post-retirement health	75,000	75,000	0
Unvested and accelerated CAP match (2)	0	0	19,488
Normal Retirement	$912,229	$2,299,032	$1,294,054
Unvested and accelerated restricted stock (1)	887,229	2,274,032	1,274,566
Post-retirement health	25,000	25,000	0
Unvested and accelerated CAP match (2)	0	0	19,488
Involuntary Not for Cause or For Good Reason Termination	$1,405,976	$3,223,061	$1,751,716
Cash severance	608,000	1,092,500	680,000
Non-equity incentive	228,000	517,500	280,000
Unvested and accelerated restricted stock (1)	546,286	1,589,334	767,965
Health and welfare benefits	10,690	10,727	10,751
Outplacement service	13,000	13,000	13,000
Change in Control	$2,951,324	$5,017,812	$3,713,487
Cash severance	1,216,000	2,185,000	1,360,000
Non-equity incentive	228,000	517,500	280,000
Unvested and accelerated restricted stock (1)	887,229	2,274,032	1,274,566
Health and welfare benefits	27,344	28,280	25,162
Outplacement service	13,000	13,000	13,000
Unvested and accelerated CAP match (2)	0	0	19,488
Unvested and accelerated 401(k) match	0	0	25,382
Potential excise tax gross-up	579,751	0	715,889
Death	$1,237,229	$2,849,032	$1,674,054
Unvested and accelerated restricted stock (1)	887,229	2,274,032	1,274,566
Insurance proceeds	350,000	575,000	380,000
Unvested and accelerated CAP match (2)	0	0	19,488
Disability	$1,168,789	$2,417,029	$1,509,074
Unvested and accelerated restricted stock (1)	887,229	2,274,032	1,274,566
Health and welfare benefits	256,560	117,997	215,020
Post-retirement health	25,000	25,000	0
Unvested and accelerated CAP match (2)	0	0	19,488

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

(2)	Does not include other deferred compensation reported in the Deferred Compensation Table.

If Mr. Zalla, Kistinger or Viviani were terminated for “cause”, the company match benefit portion of his CAP account and related earnings ($59,333 for Mr. Zalla, $242,674 for Mr. Kistinger and $12,992 for Mr. Viviani at December 31, 2006) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that Mr. Zalla, Kistinger or Viviani voluntarily terminates his employment other than for “good reason.”

Retirement Agreement

On August 3, 2006, the company entered into an agreement with Mr. Olson in anticipation of his retirement on August 31, 2006. Under the retirement agreement, Mr. Olson was entitled to receive: one year’s annual base salary and target bonus, aggregating $622,500, paid between March 1, 2007 and August 24, 2007; $138,333 representing the pro rata portion of his 2006 target bonus; $7,434 in company-paid COBRA health insurance premiums through August 2007; and $10,000 in reimbursement of legal fees related to the agreement. The vesting of 59,639 shares of restricted stock previously issued to him was accelerated. The company also agreed to pay for up to 12 months of office space and services for Mr. Olson and to maintain existing director and officer liability insurance covering him. Mr. Olson entered into general and specific releases of the company, as well as a confidentiality agreement of unlimited duration, a two-year non-competition agreement and a one-year non-solicitation agreement.

Resignation

Mr. Gallagher resigned his position as Vice President, Corporate Sales and Customer Development on February 19, 2007. In accordance with policies applicable to all U.S. employees, Mr. Gallagher was paid his salary and accrued paid time off balance through his resignation date and is eligible for standard COBRA health coverage at his expense. All of his unvested restricted stock and incentive opportunities were automatically terminated upon his resignation. He is not eligible for any future change in control or other severance benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 regarding the number of shares of common stock that may be issued under the company’s equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,280,655	$16.58	4,027,387 (1)
Equity compensation plans not approved by security holders(2)	325,000	$23.16	-0-
Total	3,605,655	$17.53	4,027,387

(1)

Includes 3,027,387 shares available for future issuance at December 31, 2006 under the Stock Plan, with a sublimit of 325,500 shares available for future grants of stock appreciation rights. Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although the company is authorized to issue new shares under this plan, it expects generally to make open market purchases.

(2)

These options were granted as an inducement grant in accordance with Mr. Aguirre’s Employment Agreement and New York Stock Exchange Rules. See “Employment Agreements and Other Arrangements – Employment Agreement with Mr. Aguirre” for the material terms of this grant.

OTHER INFORMATION

Chiquita’s Independent Registered Public Accounting Firm

The accounting firm of Ernst & Young LLP served as Chiquita’s independent auditors for 2006. The Audit Committee has selected Ernst & Young to serve as Chiquita’s independent auditors for 2007, and is asking shareholders to ratify this appointment. See “Proposal 2: Ratification of Independent Auditors.”

The Audit Committee reviews and pre-approves all audit and permissible non-audit services to be provided by the independent auditors. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent auditors report periodically to the Audit Committee regarding the extent of services provided in accordance with the Committee’s pre-approvals and the fees for services performed to date. In 2006, the Audit Committee pre-approved all fees for Ernst & Young’s services except for two tax-related engagements under $10,000 which were later reviewed and approved by the Audit Committee. As described in the Audit Committee Report for 2006, set forth above under “Information About the Board of Directors,” the Audit Committee determined that the non-audit services provided to the company by Ernst & Young in 2006 were compatible with maintaining its independence.

In February 2007, the Audit Committee approved guidelines that allow the Chairman of the Audit Committee to approve individual audit engagements of less than $50,000, with a summary of these services to be provided to the other members of the Audit Committee at its next regularly scheduled meeting. In addition, to accommodate the need for timely performance of certain non-audit services, the Audit Committee will annually pre-approve up to an aggregate of $50,000 for audit-related services, tax compliance services and tax advisory services in support of the tax compliance services without prior discussion of the nature and scope of the services to be provided. To the extent that services requested by company employees differ in nature and scope from the pre-approved items, separate Audit Committee pre-approval will be required prior to commencement of those services.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audits of the company’s annual financial statements were $5,143,500 in 2006 and $4,952,000 in 2005. The fees also covered services for the related reviews of financial statements included in the company’s Forms 10-Q for those years, the audit of the effectiveness of the company’s internal controls over financial reporting, and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The aggregate fees billed by Ernst & Young for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the company’s financial statements not reported under “Audit Fees” above were $43,300 in 2006 and $267,000 in 2005. These charges represented services primarily pertaining to accounting consultation and assistance regarding potential and actual acquisitions and dispositions, and audits of employee benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young for professional services rendered for tax compliance, tax advice and tax planning were $509,500 in 2006 and $332,000 in 2005. These amounts represent expatriate tax services for certain employees excluding any employee who has the ability to materially impact the controls over financial reporting and disclosure, consultation on acquisitions and divestitures, customs and tax compliance services and other miscellaneous tax advice.

All Other Fees

Ernst & Young did not provide any products or services other than those reported in the preceding paragraphs.

Related Person Transactions

Reportable Transactions. During 2006, affiliates of two beneficial owners of five percent or more of Chiquita’s common stock provided services as described below. They received fees and other payments for these services on substantially the same terms as those prevailing for comparable services with unrelated parties. These entities reported that they are beneficial holders of common stock as investment advisers or in other fiduciary capacities.

Affiliates of Wachovia Corporation provided investment banking and commercial banking to the company, including arranging, serving as administrative agent for and participating in the Chiquita Brands L.L.C. credit facility. Total fees paid to these affiliates during 2006 and in 2007 until Wachovia was no longer a 5% beneficial holder were approximately $2.0 million (excluding the principal amount of indebtedness and related interest).

Affiliates of Wells Fargo & Company provided commercial banking and other services, primarily including participating in the Chiquita Brands L.L.C. credit facility. Total fees paid to these affiliates during 2006 and through the first quarter of 2007 were approximately $0.9 million (excluding the principal amount of indebtedness and related interest).

Other amounts excludable from the calculation of related person transactions under SEC rules, such as transfer agent and trustee fees, are not included in the amounts above.

Related Person Transactions Policy. On April 5, 2007, the Board of Directors adopted a written policy with respect to transactions in which the company participates and related persons have a material interest. Related persons include Chiquita’s executive officers, directors, director nominees, 5% or more beneficial owners of Chiquita’s common stock and immediate family members of these persons. Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $100,000 per year. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to the company. The Audit Committee also must believe, if necessary, that the company has developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the company to continue with the transaction, the transaction is fair to the company and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

Shareholder Nominations and Proposals at the 2008 Annual Meeting

Advance Notice Requirement for Nominations and Proposals. Under the company’s Certificate of Incorporation, a shareholder will be entitled to nominate directors or submit proposals at the 2008 Annual Meeting only if the company has received proper advance notice of the nomination or proposal prior to the close of business on March 25, 2008. Nominations and submissions after this date will be considered untimely. Information as to how to comply with this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to the company’s Form 8-A filed on March 12, 2002, and can be accessed at www.sec.gov or at www.chiquita.com by clicking on “Investors” and “SEC Filings.” A copy of the Certificate of Incorporation may also be obtained by calling Chiquita at (513) 784-6366. Shareholders may also make recommendations for director nominations to the Nominating & Governance Committee of the Board prior to December 31, 2007 as described above under “Nominating & Governance Committee.”

Inclusion of Proposals in Proxy Statement. In order for shareholder proposals to be eligible for inclusion in Chiquita’s Proxy Statement and proxy card for the 2008 Annual Meeting of Shareholders, they must be received by the company by December 20, 2007.

Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary at Chiquita’s executive offices in Cincinnati, Ohio, at:

Chiquita Brands International, Inc.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

Requests for Certain Documents

Chiquita’s 2006 Annual Report to Shareholders, including the financial statements for the fiscal year ended December 31, 2006, is being mailed with this Proxy Statement. If you would like to receive a copy of the 2006 Annual Report on Form 10-K or exhibits to the Form 10-K that were filed with the Securities and Exchange Commission, or any of the other documents referred to in this proxy statement, such as the company’s Code of Conduct, Board governance policies and charters of the committees of the Board, we will send them to you if you call (513) 784-6366 or write to us at 250 East Fifth Street, Cincinnati, Ohio 45202, Attn: Corporate Secretary. All of Chiquita’s reports filed with the Securities and Exchange Commission are available at www.sec.gov. You may also access all of these documents at www.chiquita.com by clicking on “Investors” and then either “Governance” or “SEC Filings.” The documents available on Chiquita’s website are not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the company makes with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio

April 23, 2007

Appendix A

CHIQUITA BRANDS INTERNATIONAL, INC.

Categorical Standards for Director Independence

In accordance with the Board of Directors Governance Standards and Policies and New York Stock Exchange rules, the Board will affirmatively determine, at least annually, that each of its “independent directors” has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

To assist in this determination, the Board established the following categorical standards.

1. Relationships Precluding Independence

The following relationships would preclude a finding of independence:

A. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of Chiquita. Employment as an interim Chairman or Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

B. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

C. The director or an immediate family member has the following relationships with the Company’s internal or external auditor: (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

D. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Chiquita’s present executive officers at the same time serves or served on that company’s compensation committee.

E. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Chiquita for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

2. Relationships and Transactions Not Precluding Independence

The following relationships and transactions would not be deemed material in the evaluation of independence:

A. Business relationships where a director (or an immediate family member) is a director, officer, employee or significant stockholder of an entity with which the Company has ordinary course business dealings that do not cross the bright-line tests in Section 1E. above and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

B. Business relationships where a director (or an immediate family member) is a director, officer, employee or significant stockholder of an entity with which the Company has a commercial banking or lending, investment banking, or insurance brokerage relationship or where actuarial or trustee services for benefit plans or transfer agency services are performed by such entity, in each case, that does not cross the bright-line tests in Section 1E. above and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

C. Charitable donations or pledges by the Company or the Chiquita Foundation to a charitable organization of which a director serves as an executive officer, director, trustee (or has served in such capacity within the last three years) in any single fiscal year from the Company or the Chiquita Foundation to the organization that do not exceed the greater of $150,000, or 2% of such organization’s consolidated gross revenues (excluding Company matches of non-executive employee charitable contributions).

D. Membership in, or association with, the same professional association, social, educational, fraternal or religious organization, club or institution, as an executive officer or another director of the Company.

E. Service on the board of another company at which an executive officer or another director of the Company also serves as a board member, except as set forth in Section 1D. above.

F. Employment of a director by another company, or service on the board of another company by a director, where the independent auditor for such other company is also the independent auditor for the Company.

G. The permitted transactions included in Exhibit A attached hereto.

For purposes of these categorical standards:

“immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

“Company” or “Chiquita” means Chiquita Brands International, Inc. and its subsidiaries.

Exhibit A

Permitted Transactions

(1)	Any compensation paid to a director that is reported pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (“Item 402”) in the company’s annual report on Form 10-K or proxy statement.

(2)	Any transaction with another entity in which the director’s or immediate family member’s interest arises only from his or her position as a director of the entity or from the ownership (together with other Related Persons) of less than a 10% equity interest in the entity or from both.

(3)	Any indebtedness of a director or immediate family member to the company for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business.

(4)	Any indebtedness transaction with a beneficial owner of more than 5% of any class of the company’s voting securities.

(5)	Any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

(6)	Any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services where the director does not receive a direct or indirect benefit as an employee of the company providing such services or where the transaction does not exceed $1 million or 2% of such organization’s consolidated gross revenue.

(7)	Any transaction where the director’s or immediate family member’s interest arises solely from the ownership of the company’s common stock and all holders of the common stock received the same benefit on a pro rata basis.

CHIQUITA BRANDS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 24, 2007

10:00 a.m. Eastern Daylight Time

Hilton Cincinnati Netherland Plaza

35 West Fifth Street

Cincinnati, Ohio 45202

Chiquita Brands International, Inc. 250 East Fifth Street Cincinnati, OH 45202	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 24, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

This proxy is solicited on behalf of the Board of Directors of Chiquita Brands International, Inc.

The undersigned hereby appoints Fernando Aguirre and James E. Thompson, or either of them, proxies of the undersigned, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of Common Stock, par value $.01 per share, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 24, 2007 at 10:00 a.m., or any adjournment of such meeting.

We encourage you to vote by telephone or Internet. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card and return it promptly using the enclosed envelope. No postage is necessary.

See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•      In the U.S. and Canada, use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. Eastern Time on Wednesday, May 23, 2007.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cqb/ — QUICK *** EASY *** IMMEDIATE

•      Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. Eastern Time on Wednesday, May 23, 2007.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it promptly in the postage-paid envelope we’ve provided or return it to Chiquita Brands International, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

  Please detach here

The Board of Directors Recommends a Vote “FOR” the following:
1. Election of seven directors:	01 Fernando Aguirre 02 Morten Arntzen 03 Robert W. Fisher 04 Clare M. Hasler	05 Durk I. Jager 06 Jaime Serra 07 Steven P. Stanbrook	☐	Vote FOR all nominees (except as marked below)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.			☐ For ☐ Against ☐ Abstain

The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.
Date

Signature(s) in Box

Please execute this Proxy as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary or representative capacity, please set forth the full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.